CONFORMED COPY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

July 31, 2006

among

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.,

The Subsidiary Borrowers Party Hereto,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

CREDIT SUISSE SECURITIES (USA) LLC,
as Syndication Agent,

and

BANK OF AMERICA, N.A.,
CITIZENS BANK OF MASSACHUSETTS
and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

__________________________________

J.P. MORGAN SECURITIES, INC.

and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I Definitions
SECTION 1.01.	Defined Terms

SECTION 1.02.	Classification of Loans and Borrowings

SECTION 1.03.	Terms Generally

SECTION 1.04.	Accounting Terms; GAAP

ARTICLE II The Credits
SECTION 2.01.	Term Commitments

SECTION 2.02.	Procedure for Term Loan Borrowing

SECTION 2.03.	Repayment of Term Loans

SECTION 2.04.	Revolving Commitments

SECTION 2.05.	Revolving Loans and Borrowings

SECTION 2.06.	Requests for Revolving Borrowings

SECTION 2.07.	Swingline Loans

SECTION 2.08.	Letters of Credit

SECTION 2.09.	Funding of Borrowings

SECTION 2.10.	Interest Elections

SECTION 2.11.	Termination and Reduction of Commitments

SECTION 2.12.	Repayment of Revolving Loans; Evidence of Debt

SECTION 2.13.	Optional Prepayments

SECTION 2.14.	Mandatory Prepayments

SECTION 2.15.	Fees

SECTION 2.16.	Interest

SECTION 2.17.	Alternate Rate of Interest

SECTION 2.18.	Increased Costs

SECTION 2.19.	Break Funding Payments

SECTION 2.20.	Taxes

SECTION 2.21.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs

SECTION 2.22.	Mitigation Obligations; Replacement of Lenders

SECTION 2.23.	Additional Revolving Commitments

SECTION 2.24.	Prepayments Required Due to Currency Fluctuation

ARTICLE III Representations and Warranties
SECTION 3.01.	Organization; Powers

SECTION 3.02.	Authorization; Enforceability

SECTION 3.03.	Governmental Approvals; No Conflicts

SECTION 3.04.	Financial Condition; No Material Adverse Change

SECTION 3.05.	Properties

SECTION 3.06.	Litigation and Environmental Matters

SECTION 3.07.	Compliance with Laws and Agreements

SECTION 3.08.	Investment Company Status

SECTION 3.09.	Taxes

SECTION 3.10.	ERISA

SECTION 3.11.	Disclosure

SECTION 3.12.	Security Documents

SECTION 3.13.	Federal Reserve Regulations

SECTION 3.14.	Solvency

ARTICLE IV Conditions
SECTION 4.01.	Second Amendment and Restatement Effective Date

SECTION 4.02.	Each Credit Event

ARTICLE V Affirmative Covenants
SECTION 5.01.	Financial Statements and Other Information

SECTION 5.02.	Notices of Material Events

SECTION 5.03.	Existence; Conduct of Business

SECTION 5.04.	Payment of Obligations

SECTION 5.05.	Maintenance of Properties; Insurance

SECTION 5.06.	Books and Records; Inspection Rights

SECTION 5.07.	Compliance

SECTION 5.08.	Use of Proceeds and Letters of Credit.

SECTION 5.09.	Additional Material Subsidiaries

SECTION 5.10.	Cash Management

SECTION 5.11.	Environmental Laws

SECTION 5.12.	Maintenance of Ratings

SECTION 5.13.	Further Assurances

ARTICLE VI Negative Covenants
SECTION 6.01.	Indebtedness

SECTION 6.02.	Liens

SECTION 6.03.	Fundamental Changes

SECTION 6.04.	Investments, Loans, Advances, Guarantees and Acquisitions

SECTION 6.05.	Hedging Agreements

SECTION 6.06.	Disposition of Assets

SECTION 6.07.	Transactions with Affiliates

SECTION 6.08.	Restrictive Agreements

SECTION 6.09.	Amendment of Material Documents

SECTION 6.10.	Interest Coverage Ratio

SECTION 6.11.	Leverage Ratio

ARTICLE VII Events of Default
ARTICLE VIII The Administrative Agent
ARTICLE IX Parent Borrower Guarantee
ARTICLE X Miscellaneous
SECTION 10.01.	Notices

SECTION 10.02.	Waivers; Amendments

SECTION 10.03.	Expenses; Indemnity; Damage Waiver

SECTION 10.04.	Successors and Assigns

SECTION 10.05.	Survival

SECTION 10.06.	Counterparts; Integration; Effectiveness

SECTION 10.07.	Severability

SECTION 10.08.	Right of Setoff

SECTION 10.09.	Governing Law; Jurisdiction; Consent to Service of Process; Judgment Currency

SECTION 10.10.	WAIVER OF JURY TRIAL

SECTION 10.11.	Headings

SECTION 10.12.	Confidentiality

SECTION 10.13.	Interest Rate Limitation

SECTION 10.14.	Joint Creditors

SECTION 10.15.	Collateral Release

SECTION 10.16.	USA PATRIOT Act

SCHEDULES:

Schedule 1.01A — Mandatory Costs
Schedule 1.01B — Mortgaged Properties
Schedule 2.01 — Term Commitments
Schedule 2.04 — Revolving Commitments
Schedule 2.08 — Existing Letters of Credit
Schedule 3.01 — Subsidiaries
Schedule 3.10 — Funding Deficiency
Schedule 6.01 — Existing Indebtedness
Schedule 6.08 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Acceptance
Exhibit B-1 — Form of Opinion of Special New York
Exhibit B-2 — Form of Opinion of General Counsel for the Consolidated Entities
Exhibit B-3 — Form of Opinion of Special Delaware Counsel
Exhibit C — Form of Guarantee Agreement
Exhibit D — Form of Pledge Agreement
Exhibit E — Form of Security Agreement
Exhibit F — Form of Mortgage
Exhibit G — Form of Second Acknowledgment and Confirmation

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 31, 2006, among CHARLES RIVER LABORATORIES INTERNATIONAL, INC., the Subsidiary Borrowers party hereto, the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Parent Borrower, the Subsidiary Borrowers, the Existing Lenders and the Administrative Agent are parties to the Existing Credit Agreement; and

WHEREAS, the Lenders consent to the amendment and restatement of the Existing Credit Agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2.25% Convertible Note Indenture” means the Indenture dated as of June 12, 2006 from the Parent Borrower to U.S. Bank National Association, as Trustee, as in effect on the Second Amendment and Restatement Effective Date and as amended from time to time in accordance with Section 6.09, pursuant to which the Parent Borrower issued the 2.25% Convertible Notes.

“2.25% Convertible Notes” means the $350,000,000 Senior Convertible Notes due June 15, 2013, as in effect on the Second Amendment and Restatement Effective Date and as amended from time to time in accordance with Section 6.09, issued pursuant to the terms of the 2.25% Convertible Note Indenture.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning assigned to such term in Section 10.16.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that with respect to Eurocurrency Borrowing denominated in euro or Sterling, the Adjusted LIBO Rate shall the mean LIBO Rate plus if applicable, as reasonably determined by the Administrative Agent in accordance with Schedule 1.01A, the Mandatory Costs.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder; provided that for purposes of (i) the Canadian Term Facility and Canadian Revolving Facility, the Administrative Agent shall be JPMorgan Chase Bank, N.A., Toronto Branch and (ii) the UK Revolving Facility and US€ Revolving Facility, the Administrative Agent shall be J.P. Morgan Europe Limited.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Second Amended and Restated Credit Agreement, dated as of July 31, 2006, among the Parent Borrower, the Subsidiary Borrowers, the Lenders and the Administrative Agent, as amended, supplemented, restated or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio	Eurocurrency Spread	Commitment Fee Rate

Category 1	Less than 1.50 to 1	0.625%	0.125%

Category 2	Greater than or equal to 1.50 but less than 2.25	0.750%	0.150%

Category 3	Greater than or equal to 2.25	0.875%	0.175%

For purposes of the foregoing, (a) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Consolidated Entities based upon the financial statements delivered pursuant to Section 5.01(a) or (b); and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such financial statements indicating such change and ending on the date immediately preceding the effective date of the next change in the Applicable Rate; provided that the Leverage Ratio shall be deemed to be in Category 3 (i) at any time that an Event of Default under paragraph (a) or (b) of Article VII has occurred and is continuing or (ii) if the Parent Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such financial statements are delivered.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by Section 6.06) that yields gross proceeds to any Consolidated Entity (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Foreign Currency” means each of euro, Canadian dollars and Pounds Sterling.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means the Parent Borrower and the Subsidiary Borrowers, each, a “Borrower”.

“Borrowing” means (a) Term Loans of the same Type and made to the same Borrower, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) Revolving Loans of the same Type and made to the same Borrower, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.02 or 2.06.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that the term “Business Day”, when used in connection with (i) a Eurocurrency Loan, shall also exclude any day on which banks are not open for dealings in dollar deposits or deposits in the applicable Available Foreign Currency in the London interbank market, (ii) a Canadian Term Loan or Canadian Revolving Loan, shall also exclude any day on which commercial banks in Toronto are authorized or required by law to remain closed, (iii) a UK Revolving Loan shall also exclude any day on which commercial banks in London are authorized or required by law to remain closed and (iv) a US€ Revolving Loan shall also exclude any day on which (x) commercial banks in London are authorized or required by law to remain closed or (y) TARGET is authorized or required by law to remain closed.

“Calculation Time” has the meaning assigned to such term in Section 2.24(a).

“Canadian dollars” or “C$” means the lawful money of Canada.

“Canadian Lender” means the Canadian Term Lenders and the Canadian Revolving Lenders.

“Canadian Qualified Lender” has the meaning assigned to such term in Section 2.20(j).

“Canadian Revolving Commitment” means, with respect to each Canadian Revolving Lender, the commitment of such Lender to make Canadian Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The amount of each Lender’s Canadian Revolving Commitment as of the Second Amendment and Restatement Effective Date is set forth on Schedule 2.04, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Canadian Revolving Commitment as the date of such Assignment and Acceptance, as applicable. The aggregate amount of the Lenders’ Canadian Revolving Commitments as of the Second Amendment and Restatement Effective Date is C$12,000,000.

“Canadian Revolving Facility” means the Canadian Revolving Commitments and the Canadian Revolving Loans made thereunder.

“Canadian Revolving Lenders” means the Persons listed on Schedule 2.04 with a Canadian Revolving Commitment and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Canadian Revolving Loan” has the meaning assigned to such term in Section 2.04(c).

“Canadian Subsidiary Borrower” means Charles River Laboratories Preclinical Services Montreal Inc., a Quebec corporation.

“Canadian Tax Act” has the meaning assigned to such term in Section 2.20(j).

“Canadian Term Commitment” means, with respect to each Lender, the commitment of such Lender to make a Canadian Term Loan in an amount not to exceed the amount set forth under the heading “Canadian Term Commitment” opposite such Lender’s name on Schedule 2.01. The aggregate amount of the Lenders’ Canadian Term Commitments as of the Second Amendment and Restatement Effective Date is C$57,800,000.

“Canadian Term Facility” means the Canadian Term Commitments and the Canadian Term Loans made thereunder.

“Canadian Term Lenders” means the Persons listed on Schedule 2.01 with a Canadian Term Commitment and any other Person that becomes a Canadian Term Lender pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Canadian Term Loan” has the meaning assigned to such term in Section 2.01(b).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation (including convertible preferred equity certificates issued by Charles River Laboratories Luxembourg S.a.r.l.), any and all equivalent ownership or participation interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent Borrower by Persons who were neither (i) nominated by the board of directors of the Parent Borrower nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Parent Borrower by any Person or group; or (d) the occurrence of a change of control (or similar event, howsoever defined) under and as defined in any indenture or other agreement in respect of any Indebtedness to which any Loan Party is a party.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.18(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charles River Australia” means Charles River Laboratories Avian Products and Services Australia PTY Ltd., an Australian corporation.

“Charles River Mexico” means Aves Lebirs de Patogenos Especificos, S.A. de C.V., a Mexican corporation.

“Charles River Proteomics” means Charles River Proteomics Services, Inc., a Delaware corporation.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means Bank of America, N.A., Citizens Bank of Massachusetts and Wachovia Bank, National Association.

“Collateral” means all of the right, title and interest of each Consolidated Entity in and to the property in which such Person has granted a Lien to the Administrative Agent for its benefit and the ratable benefit of the Lenders under any Loan Document.

“Collateral Release Date” has the meaning assigned to such term in Section 10.15.

“Collateral Release Ratings Level” means the condition deemed to occur at any time after the Second Amendment and Restatement Effective Date at which the Parent Borrower’s senior unsecured non-credit enhanced long-term indebtedness is rated at least BBB- (with a stable outlook) by S&P or at least Baa3 (with a stable outlook) by Moody’s.

“Commitment” means, with respect to each Lender, the Term Commitment and the Revolving Commitment of such Lender.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, minus the aggregate non-cash amount of extraordinary or nonrecurring gains of such Person for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for such period, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, plus (b) the aggregate amount of income tax expense for such period, plus (c) the aggregate amount of depreciation and amortization for such period, all as determined on a consolidated basis with respect to the Consolidated Entities in accordance with GAAP, plus (d) the aggregate non-cash amount of extraordinary or nonrecurring losses for such period, plus (e) the aggregate amount of non-cash stock option and restricted stock grant expense for such period. For any period after the commencement of which the Parent Borrower or any of its Subsidiaries shall have (1)(x) consummated the acquisition of a Person (or part thereof) in a Permitted Acquisition or (y) made a Disposition yielding gross proceeds in excess of $10,000,000, Consolidated EBITDA shall be determined on a pro forma basis as if (2)(x) such Person (or part thereof) was acquired or (y) such Disposition was made at the beginning of such period and after giving effect to any adjustments (including, without limitation, operating and expense reductions and other synergistic benefits) permitted pursuant to Regulation S-X under the Securities Act of 1933, as amended; provided that the Parent Borrower shall have delivered to the Lenders acceptable financial statements of any such Person (or part thereof) referred to in (1)(x) above as required under Section 5.01(c).

“Consolidated Entity” means the Parent Borrower or any Subsidiary whose accounts are or are required to be consolidated or included with the accounts of the Parent Borrower in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Consolidated Entities outstanding as of such date, as determined on a consolidated basis in accordance with GAAP and solely to the extent any such Indebtedness is reflected on the balance sheet of the Consolidated Entities as of such date.

“Consolidated Interest Expense” means for any period, the interest expense, both expensed and capitalized (including the interest component in respect of Capital Lease Obligations), accrued or paid by the Consolidated Entities during such period, as determined on a consolidated basis in accordance with GAAP; provided that for the purposes of determining the Interest Coverage Ratio for the periods ending on the last day of each of the first, second and third fiscal quarters following the Second Amendment and Restatement Effective Date, Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, for such fiscal quarter and each previous fiscal quarter ending after the Second Amendment and Restatement Effective Date) multiplied by 4, 2 and 4/3, respectively.

“Consolidated Net Income” means, for any period, net income or loss of the Consolidated Entities for such period after deducting and eliminating all items attributable to interests in minority investments, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Subordinated Indebtedness” means, at any date of determination thereof, the 2.25% Convertible Notes and any other Indebtedness of the Parent Borrower that is expressly subordinated to the Obligations on terms and conditions acceptable to the Required Lenders in their sole discretion.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether as a trustee or through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the public filings with the Securities and Exchange Commission made by the Parent Borrower or any of its Subsidiaries on Form S-4, Form 8-K, Form 10-Q, Form 10-K or Form 10 (as filed at least three days prior to the Second Amendment and Restatement Effective Date).

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (but shall exclude, as to any Person, the issuance by such Person of its Capital Stock, any Recovery Event as to any asset of such Person or any dividend or other distribution (whether in cash, securities or other property), or setting aside of property for any dividend or other distribution by such Person incidental to the owning of such Capital Stock). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in dollars, such amount, and (b) with respect to any amount denominated in any Available Foreign Currency, the equivalent in dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on the date of determination of such equivalent. In making any determination of the Dollar Equivalent (for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any date or for any other purpose), the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the applicable Borrower delivers a Borrowing Request (which, in accordance with Section 2.06, may be telephonic) for Loans or on such other date upon which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any jurisdiction in the United States.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Domestic Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Domestic Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Domestic Plan; (d) the incurrence by the Parent Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Domestic Plan; (e) the receipt by the Parent Borrower or any ERISA Affiliate from the PBGC or any other Governmental Authority or a plan administrator of any notice relating to an intention to terminate any Domestic Plan or Domestic Plans or to appoint a trustee to administer any Domestic Plan or Domestic Plans; (f) the incurrence by the Parent Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Domestic Plan or Multiemployer Plan; (g) the receipt by the Parent Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) any Foreign Plan Event.

“euro” and “€” means the single currency of Participating Member States introduced in accordance with the provision of Article 123 of the Treaty and, in respect of all payments to be made under this Agreement in euro, means immediately available, freely transferable funds in such currency.

“Eurocurrency” means, when used in reference to any Loan or Borrowing, a Loan, or the Loans comprising such Borrowing, that are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, with respect to any Available Foreign Currency on a particular date, the rate at which such Available Foreign Currency may be exchanged into dollars, as set forth at 11:00 a.m. London time on such date on the applicable Reuters Screen page. In the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to such Available Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London interbank or other market where its foreign currency exchange operations in respect of euros are then being conducted, at or about 11:00 a.m., London time, at such date for the purchase of dollars with such Available Foreign Currency, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) income, franchise or any branch profits taxes, (b) taxes imposed solely by reason of any present or former connection between the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made on account of any obligation of the Loan Parties hereunder and the jurisdiction imposing such taxes, other than as a result of any Loan Document or any transaction contemplated thereby and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Loan Party under Section 2.22(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of such new lending office (or assignment), to receive additional amounts from such Loan Party with respect to such withholding tax pursuant to Section 2.20(a).

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 20, 2005, among the Parent Borrower, the subsidiaries of the Parent Borrower party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Lenders” means the lenders party to the Existing Credit Agreement.

“Existing Letters of Credit” means the Letters of Credit listed on Schedule 2.08.

“Facility” means each of (a) the Term Facilities and (b) the Revolving Facilities.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer or, if there is no chief financial officer, the principal accounting officer (or similarly designated officer) of the Parent Borrower.

“Fitch” shall mean Fitch Investors Service, Inc.

“Foreign Lender” means any Lender under the US Revolving Facilities or US Term Facility that is organized under the laws of, or, for United States income tax purposes, is treated as a resident of, any jurisdiction outside the United States of America.

“Foreign Plan” means any pension plan or other deferred compensation plan, program or arrangement maintained by any Foreign Subsidiary which is subject to funding rules comparable to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee to administer any such Foreign Plan, or to the insolvency of any such Foreign Plan, or (d) the incurrence of any liability of the Consolidated Entities under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of any jurisdiction in the United States of America.

“Funded Debt” means, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“Funding Office” means the office of the Administrative Agent specified in Section 10.01 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Parent Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning assigned to such term in Section 10.04(h).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means each Guarantee delivered by the applicable Material Domestic Subsidiary to the Administrative Agent whereby such Material Domestic Subsidiary shall guarantee the obligations under the Loan Documents, which Guarantee shall be substantially in the form of Exhibit C, as amended, supplemented, restated or otherwise modified from time to time.

“Guaranteed Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Issuing Bank, (d) each counterparty to a Hedging Agreement entered into with one or more of the Consolidated Entities if such counterparty was a Lender (or an affiliate of a Lender) at the time the Hedging Agreement was entered into and (e) the successors and assigns of each of the foregoing.

“Guarantors” means the Subsidiaries that are or become parties to a Guarantee Agreement. Such Subsidiaries will not include the Subsidiaries that are subject to the Phase II-IV Clinical Services Sale.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any swap agreement (as defined in 11 U.S.C. §101) or other interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Parent Borrower most recently ended, have gross assets with a value in excess of 7.50% of the consolidated total assets of the Consolidated Entities or revenues representing in excess of 10% of the total revenues of the Consolidated Entities on a consolidated basis for the four fiscal quarters ended as of such date (in each case determined on a pro forma basis giving effect to the Phase II-IV Clinical Services Sale as if it occurred on the first day of such four fiscal quarter period), and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Parent Borrower most recently ended, did not have gross assets with a value in excess of 7.50% of consolidated total assets of the Consolidated Entities or revenues representing in excess of 10% of total revenues of the Consolidated Entities on a consolidated basis for the four fiscal quarters ended as of such date. Each Immaterial Subsidiary shall be set forth in Schedule 3.01, and the Parent Borrower shall update such Schedule from time to time after the Second Amendment and Restatement Effective Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Parent Borrower may determine).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (including installment obligations but excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person and all obligations of such Person under Synthetic Leases, (h) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty, (i) the net obligations of such Person in respect of Hedging Agreements, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person arising with respect to Capital Stock that is redeemable by such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated June 2006 relating to the Parent Borrower and the Transaction.

“Interest Coverage Ratio” means, on any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case, for the period of four consecutive fiscal quarters of the Consolidated Entities ended on or most recently ended as of such date (except as provided in the definition of Consolidated Interest Expense).

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each calendar month, (b) with respect to any Eurocurrency Loan with an Interest Period of one, two or three months, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of six months’ duration, that day three months after the first day of such Interest Period and the last day of such Interest Period and (c) with respect to any Swingline Loan, the Swingline Loan Maturity Date.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, N.A., Bank of America, N.A. and any such other Lender, or affiliate of a Lender, reasonably acceptable to the Administrative Agent as may be appointed by the Parent Borrower from time to time and which appointment is accepted by such Lender or Lender affiliate in its sole discretion, each in its capacity as an issuer of Letters of Credit hereunder, and any successors in such capacity as provided in Section 2.08. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Parent Borrower at such time. The LC Exposure of any Lender at any time shall be its US$ Revolving Commitment Percentage of the total LC Exposure at such time.

“Lenders” means Term Lenders and the Revolving Lenders. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, on any date, the ratio of (a)(i) Consolidated Indebtedness plus (ii) the aggregate outstanding attributed principal amount under any Receivables Financing Program incurred in accordance with this Agreement, as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Consolidated Entities ended on or most recently ended as of such date.

“LIBO Rate” means, (a) with respect to any Eurocurrency Borrowing denominated in dollars or any Available Foreign Currency (other than euro) for any Interest Period, the rate appearing on the applicable page of the Telerate Service (or any successor to or substitute for the Telerate Service, providing rate quotations comparable to those currently provided on such page of the Telerate Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in dollars or any Available Foreign Currency (other than euro) in the London interbank market) at approximately 11:00 a.m., London time, (x) two Business Days prior to the commencement of such Interest Period, in the case of Eurocurrency Loans denominated in dollars or Canadian dollars, and (y) on the first day of such Interest Period, in the case of Eurocurrency Loans denominated in Pounds Sterling, as the rate for deposits in the applicable currency with a maturity comparable to such Interest Period and (b) with respect to any Eurocurrency Borrowing denominated in euros for any Interest Period, the rate appearing on Page 248 of the Telerate Service (it being understood that this rate is the euro interbank offered rate (known as the “EURIBOR Rate”) sponsored by the Banking Federation of the European Union (known as the “FBE”) and the Financial Markets Association (known as the “ACI”)) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in euro with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the arithmetic average of the rates at which deposits in dollars or the applicable Available Foreign Currency approximately equal in principal amount to the Dollar Equivalent of $5,000,000 and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, each Security Document, the Second Acknowledgment and Confirmation and each Hedging Agreement between a Loan Party and a Lender or an Affiliate of a Lender, as each may be amended or supplemented from time to time.

“Loan Parties” means the Borrowers and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) London time, in the case of any Loan denominated in euro or Sterling, (ii) Toronto time, in the case of any Loan denominated in Canadian dollars and (iii) New York City time, in all other instances.

“Majority Facility Lenders” means, with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount the Term Loans or the total Revolving Credit Exposures, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the total Revolving Commitments).

“Mandatory Costs” means the cost imputed to the Lenders of compliance with the requirements of (a) the Bank of England or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) European Central Bank, expressed as a rate per annum and determined in accordance with Schedule 1.01A.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Consolidated Entities taken as a whole, (b) the ability of any Loan Party to perform, or the enforceability against any Loan Party of, any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Domestic Subsidiary” means a Domestic Subsidiary that is a Material Subsidiary; provided that, for purposes of Sections 5.09(a)(i) and (ii), no Receivables Subsidiary shall be deemed to be a Material Domestic Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Consolidated Entities in an aggregate principal amount exceeding $20,000,000 in the aggregate. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Consolidated Entity in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Consolidated Entity would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary; provided that, Subsidiaries subject to the Phase II-IV Clinical Services Sale are not Material Subsidiaries.

“Maturity Date” means the date that is the fifth anniversary of the Second Amendment and Restatement Effective Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means the real properties listed on Schedule 1.01B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages” means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit F (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded or as shall otherwise be agreed to by the Parent Borrower and the Administrative Agent).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Obligations” means (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, (b) each payment required to be made in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, (c) all other monetary obligations, including fees (including fees and disbursements of counsel), costs, expenses, guaranties and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of each Loan Party to the Administrative Agent or any Lender under this Agreement and the other Loan Documents and (d) all monetary obligations of each Loan Party under each Hedging Agreement entered into with any counterparty that was a Lender (or an Affiliate of a Lender) at the time such Hedging Agreement was entered into.

“Other Taxes” means any and all present or future recording, stamp, documentary excise, transfer, sales, property or similar taxes, charges or levies imposed by any Governmental Authority arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent Borrower” means Charles River Laboratories International, Inc., a corporation organized under the laws of Delaware.

“Participating Member State” means a member of the European Community that adopts or has adopted the euro as its currency in accordance with legislation of the European Community relating to Economic and Monetary Union Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, if immediately after giving effect thereto: (a) such acquisition is of the majority of the assets of, or Capital Stock in, a Person or division or line of business or other business unit of a Person and relates to the business conducted by the Consolidated Entities as of the date hereof or in a business reasonably related thereto; (b) no Event of Default shall have occurred and be continuing or would result therefrom; (c) all transactions related thereto shall be consummated in accordance with applicable laws; (d) any acquired or newly formed corporation, partnership or limited liability company shall be a Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken or will be taken within the time periods specified therein; and (e) the Consolidated Entities shall be in compliance, on a pro forma basis after giving effect to such acquisition or formation, with the covenants contained in Sections 6.10 and 6.11 recomputed as at the last day of the most recently ended fiscal quarter of the Consolidated Entities as if such acquisition and related financings or other transactions had occurred on the first day of the period for testing such compliance and, if the consideration provided in connection with such acquisition exceeds $20,000,000, then the Parent Borrower shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all financial information as required under Section 5.01(c) for the Person or assets to be acquired.

“Permitted Additional Indebtedness” means senior unsecured or subordinated Indebtedness, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption, mandatory prepayment or sinking fund obligation prior to the Maturity Date in effect as at the time such Indebtedness is incurred (other as a result of a change of control and acceleration rights after an event of default), (b) of which no Domestic Subsidiary of the Parent Borrower is a guarantor that is not a Guarantor and (c) if on the date of the incurrence of such Indebtedness, (i) no Event of Default shall have occurred and be continuing or would result from the incurrence of such Indebtedness and (ii) the Consolidated Entities are in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness; with the covenants contained in Sections 6.10 and 6.11 recomputed as at the last day of the most recently ended fiscal quarter of the Consolidated Entities as if the incurrence of such Indebtedness and the application of the proceeds thereof had occurred on the first day of the period for testing such compliance; provided that a certificate the Financial Officer delivered to the Administrative Agent at least ten Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with the basis of determination pro forma covenant compliance referred to above, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that (i) are not overdue by more than 30 days or (ii) are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII (and liens securing bonds or letters of credit posted to bond any such judgment);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Consolidated Entity; and

(g) with respect to each Mortgaged Property, the liens and other title matters reasonably acceptable to the Administrative Agent listed on Schedule B to the title policy covering such Mortgaged Property;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof);

(b) investments in commercial paper;

(c) investments in certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) corporate obligations, bank obligations, Yankee bonds, medium-term notes and deposit notes;

(f) municipal bonds, notes and commercial paper (taxable or tax exempt);

(g) auction rate securities (taxable or tax exempt), variable rate demand notes, puttable bonds and asset backed securities;

(h) mutual funds investing predominantly in the Permitted Investments listed in subparagraphs (a) through (g) above; and

(i) with respect to a Foreign Subsidiary, securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof in the jurisdiction of domicile of such Foreign Subsidiary.

; provided that (i) all Permitted Investments with a maturity of less than one year shall bear at least, from two of the following rating services, a rating of at least A1 by S&P, P1 by Moody’s and/or F1 by Fitch and (ii) all Permitted Investments with a maturity of one year or more (other than Permitted Investments referred to in clauses (a) and (i) above) shall bear at least, from one of the following rating services, a rating of at least A by S&P, A2 by Moody’s and/or A by Fitch; provided further that at least 90% of the all Permitted Investments at any time will have a maximum effective maturity of two years or less.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phase II-IV Clinical Services Sale” means the sale of Inveresk Research, Inc., Charles River Laboratories Clinical Services GmbH and the other Subsidiaries whose Capital Stock is to be sold by the Parent Borrower pursuant to the Stock Purchase Agreement, dated as of May 9, 2006, between Kendle International Inc. and Charles River Laboratories International, Inc., as amended, and transactions relating thereto.

“Plan” means a Domestic Plan or a Foreign Plan.

“Pledge Agreement” means each pledge agreement delivered by the Parent Borrower or any Material Domestic Subsidiary to the Administrative Agent, whereby such Person shall grant to the Administrative Agent a first-priority Lien on Indebtedness and Capital Stock held by such Person to secure the Obligations, which pledge agreement shall be substantially in the form of Exhibit D, as amended, supplemented, restated or otherwise modified from time to time or, in the case of any pledge agreement with respect to the pledge of any Capital Stock of a first-tier Foreign Subsidiary which is directly owned by the Parent Borrower or any Material Domestic Subsidiary, shall be in form and substance reasonably satisfactory to the Administrative Agent and its local counsel.

“Pounds Sterling” or “£” means the lawful money of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Receivables Financing Program” means a program under which any of the Consolidated Entities sell, transfer, encumber or otherwise dispose of accounts receivable and/or related ancillary rights or assets, or interests therein, without recourse (except for customary representations and customary non-credit dilution provisions) other than with respect to such Consolidated Entity’s retained interest in such accounts receivable and/or related ancillary rights or assets or interests therein, such program to have terms and conditions reasonably acceptable to the Administrative Agent; provided that the aggregate outstanding attributed principal amount under such program shall not exceed $75,000,000 at any time.

“Receivables Subsidiary” means any single purpose, bankruptcy remote entity formed and operating solely in connection with a Receivables Financing Program permitted under this Agreement.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Consolidated Entity in an amount in excess of $10,000,000.

“Register” has the meaning set forth in Section 10.04(c).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, an amount equal to 50% of the aggregate Net Cash Proceeds received by any Consolidated Entity in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.14(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Parent Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Parent Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Parent Borrower’s business.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring nine months after such Reinvestment Event and (b) the date on which the Parent Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Parent Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Existing Lenders” means, as of the Second Amendment and Restatement Effective Date, the Existing Lenders constituting the “Required Lenders” under the Existing Credit Agreement.

“Required Lenders” means, at any time, the holders of more than 50% of (a) until the Second Amendment and Restatement Effective Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the total Revolving Credit Exposures.

“Revolving Commitment” means, with respect to any Revolving Lender, such Revolving Lender’s Canadian Revolving Commitment, US Revolving Commitments and UK Revolving Commitment.

“Revolving Commitment Period” means, with respect to a Revolving Facility, the period from and including the Second Amendment and Restatement Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments under such Revolving Facility.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s (a) Canadian Revolving Loans, (b) UK Revolving Loans and (c) US Revolving Credit Exposure at such time.

“Revolving Facility” means each of the Canadian Revolving Facility, the UK Revolving Facility, the US$ Revolving Facility and the US€ Revolving Facility.

“Revolving Lenders” means the Canadian Revolving Lenders, the UK Revolving Lenders, the US$ Revolving Lenders and the US€ Revolving Lenders.

“Revolving Loans” means the Canadian Revolving Loans, the UK Revolving Loans, the US$ Revolving Loans and the US€ Revolving Loans.

“S&P” means Standard & Poor’s Ratings Services.

“Second Acknowledgment and Confirmation” means the Acknowledgment and Confirmation entered into by the signatories thereto on the Second Amendment and Restatement Effective Date, substantially in the form of Exhibit G.

“Second Amendment and Restatement Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Security Agreement” means each security agreement delivered by the Parent Borrower or any Material Domestic Subsidiary, whereby such Person shall grant to the Administrative Agent a first-priority Lien on its personal property to secure the Obligations, which security agreement shall be substantially in the form of Exhibit E, as amended, supplemented, restated or otherwise modified from time to time.

“Security Documents” means each Guarantee Agreement, each Security Agreement, each Pledge Agreement, each Mortgage and each other security agreement, document and instrument from time to time executed and delivered to the Administrative Agent, pursuant to the terms of the Loan Documents.

“SPC” has the meaning assigned to such term in Section 10.04(h).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority with jurisdiction over the Administrative Agent or any Lender (including any branch, affiliate or other funding office thereof making or holding a Loan) for any category of liabilities which includes deposits by reference to which the Adjusted LIBO Rate in respect of any Borrowing is determined. Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subrogation Rights” has the meaning assigned to such term in Article IX.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, trust, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, trust, association or other entity (a) of which securities or other ownership or participation interests representing more than 50% of the equity or participation interests or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent Borrower and any subsidiary of the Parent Borrower created or acquired by the Parent Borrower after the date hereof.

“Subsidiary Borrower Obligations” means the Obligations of each Subsidiary Borrower.

“Subsidiary Borrowers” means the Canadian Subsidiary Borrower and the UK Subsidiary Borrower.

“Super-Majority Facility Lenders” means, with respect to any Facility, the holders of more than 66-2/3 % of the aggregate unpaid principal amount of the Term Loans or the total Revolving Credit Exposures, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 66-2/3% of the total Revolving Commitments).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its US$ Revolving Commitment Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.07.

“Swingline Loan Maturity Date” means the maturity date requested by the Parent Borrower in connection with a Swingline Loan (which date shall in no event be later than the earlier of (a) 30 days after the date of such Borrowing thereof and (b) the Maturity Date).

“Syndication Agent” means Credit Suisse Securities (USA) LLC.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“TARGET” means the Trans-European Automated Real-time Gross settlement Express Transfer system.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Commitment” means, (a) with respect to each Canadian Term Lender, its Canadian Term Commitment and (b) with respect to each US Term Lender, its US Term Commitment.

“Term Facilities” means the Canadian Term Facility and the US Term Facility.

“Term Lenders” means the Canadian Term Lenders and the US Term Lenders.

“Term Loans” means the Canadian Term Loans and the US Term Loans.

“Transactions” means the execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Treaty” means the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1987, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), the Amsterdam Treaty (which was signed at Amsterdam on October 2, 1997 and came into force on May 1, 1999) and the Nice Treaty (which was signed on February 26, 2001), each as amended from time to time and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the euro in one or more member states.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UK Lenders” means the UK Revolving Lenders.

“UK Revolving Commitment” means, with respect to each UK Revolving Lender, the commitment of such Lender to make UK Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The amount of each Lender’s UK Revolving Commitment as of the Second Amendment and Restatement Effective Date is set forth on Schedule 2.04, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its UK Revolving Commitment as the date of such Assignment and Acceptance, as applicable. The aggregate amount of the Lenders’ UK Revolving Commitments as of the Second Amendment and Restatement Effective Date is £6,000,000.

“UK Revolving Facility” means the UK Revolving Commitments and the UK Revolving Loans made thereunder.

“UK Revolving Lenders” means the Persons listed on Schedule 2.04 under the heading “UK Revolving Lenders” and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“UK Revolving Loan” has the meaning assigned to such term in Section 2.04(d).

“UK Subsidiary Borrower” means Charles River Laboratories Preclinical Services Edinburgh Ltd., a Scottish private company limited by shares.

“US Revolving Commitments” means the US$ Revolving Commitment and the US€ Revolving Commitment, it being understood that with respect to each Revolving Lender with a US$ Revolving Commitment and a US€ Revolving Commitment, (a) the amount of such Lender’s total US Revolving Commitment is equal to such Lender’s US$ Revolving Commitment and (b) the amount of such Lender’s US€ Revolving Commitment is a sublimit within such Lender’s total US Revolving Commitment.

“US Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s (a) US$ Revolving Credit Exposure and (b) US€ Revolving Loans at such time.

“US Revolving Facilities” means, collectively, the US$ Revolving Facility and the US€ Revolving Facility.

“US Term Commitment” means, with respect to each Lender, the commitment of such Lender to make a US Term Loan in an amount not to exceed the amount set forth under the heading “US Term Commitment” opposite such Lender’s name on Schedule 2.01. The aggregate amount of the Lenders’ US Term Commitments as of the Second Amendment and Restatement Effective Date is $156,000,000.

“US Term Facility” means the US Term Commitments and the US Term Loans made thereunder.

“US Term Lenders” means the Persons listed on Schedule 2.01 with a US Term Commitment and any other Person that shall have become US Term Lender pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“US Term Loan” has the meaning assigned to such term in Section 2.01(a).

“US Term Percentage” means, with respect to any US Term Lender, the percentage of the aggregate principal amount of the then outstanding US Term Loans represented by the aggregate principal amount of such US Term Lender’s then outstanding US Term Loans.

“US$ Revolving Commitment” means, with respect to each US$ Revolving Lender, the commitment of such Lender to make US$ Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s US$ Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.11, (b) increased from time to time pursuant to Section 2.23 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The amount of each Lender’s US$ Revolving Commitment as of the Second Amendment and Restatement Effective Date is set forth on Schedule 2.04, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its US$ Revolving Commitment as of the date of such Assignment and Acceptance, as applicable. The aggregate amount of the Lenders’ US$ Revolving Commitments as of the Second Amendment and Restatement Effective Date is $200,000,000, which may be increased pursuant to Section 2.23 to $300,000,000.

“US$ Revolving Commitment Percentage” means, with respect to any Revolving Lender, the percentage of the total US$ Revolving Commitments represented by such Lender’s US$ Revolving Commitment. If the US$ Revolving Commitments have terminated or expired, the US$ Revolving Commitment Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“US$ Revolving Credit Exposure” means, with respect to any US$ Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s US$ Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“US$ Revolving Facility” means the US$ Revolving Commitments and the extensions of credit made thereunder.

“US$ Revolving Lenders” means the Persons listed on Schedule 2.04 under the heading “US$ Revolving Lenders” and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“US$ Revolving Loan” has the meaning assigned to such term in Section 2.04(a).

“US€ Revolving Commitment” means, with respect to each US€ Revolving Lender, the commitment of such Lender (which is a sublimit of the US Revolving Commitment of such Lender) to make US€ Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The amount of each Lender’s US€ Revolving Commitment as of the Second Amendment and Restatement Effective Date is set forth on Schedule 2.04, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its US€ Revolving Commitment as of the date of such Assignment and Acceptance, as applicable. The aggregate amount of the Lenders’ US€ Revolving Commitments as of the Second Amendment and Restatement Effective Date is $50,000,000.

“US€ Revolving Facility” means the US€ Revolving Commitments and the extensions of credit made thereunder.

“US€ Revolving Lenders” means the Persons listed on Schedule 2.04 under the heading “US€ Revolving Lenders” and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“US€ Revolving Loan” means Loans made pursuant to Section 2.04(b).

“Wholly-Owned Guarantor” means a Guarantor that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” means a Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Parent Borrower and/or one or more other Wholly-Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”) or by Revolving Facility (e.g., a “US$ Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”) or by Revolving Facility (e.g., a “US$ Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Term Commitments. (a) Subject to the terms and conditions set forth herein, each US Term Lender severally agrees to make a term loan (a “US Term Loan”) in US dollars to the Parent Borrower on the Second Amendment and Restatement Effective Date in an amount not to exceed the amount of the US Term Commitment of such Lender. The US Term Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.16.

(b) Subject to the terms and conditions set forth herein, each Canadian Term Lender severally agrees to make a term loan (a “Canadian Term Loan”) in Canadian dollars to the Canadian Subsidiary Borrower on the Second Amendment and Restatement Effective Date in an amount not to exceed the amount of the Canadian Term Commitment of such Lender. The Canadian Term Loans shall be Eurocurrency Loans.

SECTION 2.02. Procedure for Term Loan Borrowing. Each Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days prior to the Second Amendment and Restatement Effective Date or (b) in the case of an ABR Borrowing, not later 11:00 a.m., New York City time, on the Second Amendment and Restatement Effective Date) requesting that the Canadian Term Lenders and US Term Lenders make the Canadian Term Loans and US Term Loans, as applicable, on the Second Amendment and Restatement Effective Date and specifying the amount to be borrowed and, except in the case of ABR Borrowing of US Term Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term Interest Period. Upon receipt of such Borrowing Request the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 10:00 a.m., New York City time, on the Second Amendment and Restatement Effective Date each Canadian Term Lender and US Term Lender shall make available to the Administrative Agent at the applicable Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the applicable Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

SECTION 2.03. Repayment of Term Loans. (a) The US Term Loan of each US Term Lender shall mature in 20 consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s US Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
September 30, 2006	$7,800,000

December 31, 2006	$7,800,000

March 31, 2007	$7,800,000

June 30, 2007	$7,800,000

September 30, 2007	$7,800,000

December 31, 2007	$7,800,000

March 31, 2008	$7,800,000

June 30, 2008	$7,800,000

September 30, 2008	$7,800,000

December 31, 2008	$7,800,000

March 31, 2009	$7,800,000

June 30, 2009	$7,800,000

September 30, 2009	$7,800,000

December 31, 2009	$7,800,000

March 31, 2010	$7,800,000

June 30, 2010	$7,800,000

September 30, 2010	$7,800,000

December 31, 2010	$7,800,000

March 31, 2011	$7,800,000

June 30, 2011	$7,800,000

(b) The Canadian Term Loan of each Canadian Term Loan Lender shall be repayable in full on the Maturity Date.

SECTION 2.04. Revolving Commitments. (a) Subject to the terms and conditions set forth herein, each US$ Revolving Lender agrees to make revolving credit loans (“US$ Revolving Loans”) in dollars to the Parent Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount that will not result in such Lender’s US Revolving Credit Exposure exceeding the amount of such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Parent Borrower may borrow, prepay and reborrow US$ Revolving Loans.

(b) Subject to the terms and conditions set forth herein, each US€ Revolving Lender agrees to make revolving credit loans (“US€ Revolving Loans”) in euros to the Parent Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which (i) does not exceed such Lender’s US€ Revolving Commitment and (ii) will not result in such Lender’s US Revolving Credit Exposure exceeding the amount of such Lender’s US Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Parent Borrower may borrow, prepay and reborrow US€ Revolving Loans.

(c) Subject to the terms and conditions set forth herein, each Canadian Revolving Lender agrees to make revolving credit loans (“Canadian Revolving Loans”) in Canadian dollars to the Canadian Subsidiary Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed such Lender’s Canadian Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Canadian Subsidiary Borrower may borrow, prepay and reborrow Canadian Revolving Loans.

(d) Subject to the terms and conditions set forth herein, each UK Revolving Lender agrees to make revolving credit loans (“UK Revolving Loans”) in Pounds Sterling to the UK Subsidiary Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed such Lender’s UK Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the UK Subsidiary Borrower may borrow, prepay and reborrow UK Revolving Loans.

SECTION 2.05. Revolving Loans and Borrowings. (a) Each Revolving Loan under any Revolving Facility shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments under such Revolving Facility. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders under each Revolving Facility are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.17, (i) each US$ Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Parent Borrower may request in accordance herewith and (ii) each US€ Revolving Borrowing, Canadian Revolving Borrowing and UK Revolving Borrowing shall be comprised entirely of Eurocurrency Loans as the applicable Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is not less than (i) $1,000,000 and an integral multiple of $100,000 in excess thereof in the case of Borrowings denominated in Dollars, (ii) €1,000,000 and an integral multiple of €100,000 in excess thereof in the case of Borrowings denominated in euros, (iii) C$1,000,000 and an integral multiple of C$100,000 in excess thereof in the case of Borrowings denominated in Canadian dollars and (iv) £500,000 and an integral multiple of £100,000 in excess thereof in the case of Borrowings denominated in Pounds Sterling. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Each Swingline Borrowing shall be in an amount that is not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than an aggregate total of (i) ten US or Euro Eurocurrency Borrowings, (ii) five Canadian Eurocurrency Borrowings, (iii) five UK Eurocurrency Borrowings and (iv) three Swingline Borrowings.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.06. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.05:

(i) the aggregate amount of the requested Borrowing;

(ii) the Revolving Facility under which the Borrowing is to be made:

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) in the case of a US$ Borrowing, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.09.

If no election as to the Type of any US$ Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.07. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in dollars to the Parent Borrower from time to time during the Revolving Commitment Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the total US Revolving Credit Exposures exceeding the total Revolving Commitments; provided that no Swingline Loan shall be made or requested to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Parent Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Parent Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Parent Borrower. The Swingline Lender shall make each Swingline Loan available to the Parent Borrower by means of a credit to the general deposit account of the Parent Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the US$ Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which US$ Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each US$ Revolving Lender, specifying in such notice such Lender’s US$ Revolving Commitment Percentage of such Swingline Loan or Loans. Each US$ Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s US$ Revolving Commitment Percentage of such Swingline Loan or Loans. Each US$ Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each US$ Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.09 with respect to Loans made by such Lender (and Section 2.09 shall apply, mutatis mutandis, to the payment obligations of the US$ Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the US$ Revolving Lenders. The Administrative Agent shall notify the Parent Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Parent Borrower (or other party on behalf of the Parent Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the US$ Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Parent Borrower of any default in the payment thereof.

SECTION 2.08. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Parent Borrower may request the issuance of Letters of Credit denominated in dollars for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Parent Borrower to, or entered into by the Parent Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Parent Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Parent Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Parent Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $20,000,000 and (ii) the total US Revolving Credit Exposures shall not exceed the total US$ Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date not later than one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the US$ Revolving Lenders, the Issuing Bank hereby grants to each US$ Revolving Lender, and each US$ Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s US$ Revolving Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each US$ Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s US$ Revolving Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Parent Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Parent Borrower for any reason. Each US$ Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Parent Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Parent Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Parent Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Parent Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Parent Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.06 or 2.07 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Parent Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Parent Borrower fails to make such payment when due, the Administrative Agent shall notify each US$ Revolving Lender of the applicable LC Disbursement, the payment then due from the Parent Borrower in respect thereof and such Lender’s US$ Revolving Commitment Percentage thereof. Promptly following receipt of such notice, each US$ Revolving Lender shall pay to the Administrative Agent its US$ Revolving Commitment Percentage of the payment then due from the Parent Borrower, in the same manner as provided in Section 2.09 with respect to Loans made by such Lender (and Section 2.09 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Parent Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Parent Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Parent Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Parent Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing (including the first sentence of this paragraph (f)) shall not be construed to excuse the Issuing Bank from liability to the Parent Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Parent Borrower to the extent permitted by applicable law) suffered by the Parent Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Parent Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Parent Borrower of its obligation to reimburse the Issuing Bank and the US$ Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Parent Borrower shall reimburse such LC Disbursement in full on the date repayment of such LC Disbursement is due in accordance with Section 2.08(e), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is due to but excluding the date that the Parent Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Parent Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the US$ Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Parent Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Parent Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Parent Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the US$ Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Parent Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations with respect to Letters of Credit under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Parent Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Parent Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Parent Borrower under this Agreement. If the Parent Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid), together with any interest amount thereon, shall be returned to the Parent Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Transition of Existing Letters of Credit.

(i) Upon the Second Amendment and Restatement Effective Date, all Existing Letters of Credit shall be deemed to have ceased to be outstanding under the Existing Credit Agreement and shall be deemed instead to have been issued under this Agreement on the Second Amendment and Restatement Effective Date and to be outstanding under this Agreement.

(ii) The Parent Borrower represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders that Schedule 2.08 to this Agreement sets forth a true and complete listing of all Existing Letters of Credit.

SECTION 2.09. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.07. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent or as otherwise designated by the applicable Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the lesser of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to the relevant Borrowing. If any such amount required to be paid by any Lender is not in fact made available to the Administrative Agent within three Business Days following the date upon which such Lender receives notice from the Administrative Agent, the Administrative Agent shall be entitled to recover from such Lender, on demand, such amount with interest thereon calculated from such due date at the rate set forth in the preceding sentence plus 3%. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.10. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, (i) the applicable Borrower may elect to continue any Eurocurrency Borrowing by electing successive Interest Periods therefore and (ii) the Parent Borrower may elect to convert any Borrowing denominated in dollars to a different Type, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.02 or 2.06, as the case may be, if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information (and in the case of Revolving Borrowings, in compliance with Section 2.05):

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) in the case of a Revolving Borrowing denominated in dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Parent Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing denominated in dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Borrowing denominated in any Available Foreign Currency prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period the applicable Borrower shall be deemed to have elected to continue such Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each Eurocurrency Borrowing denominated in any Available Foreign Currency shall be due and payable on the last day of the Interest Period applicable thereto.

SECTION 2.11. Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b) The Parent Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments under any Revolving Facility; provided that (i) each reduction of the Revolving Commitments under any Revolving Facility shall be in an amount that is an integral multiple of $100,000, in the case of US$ Revolving Commitments, the dollar equivalent of €100,000, in the case of US€ Revolving Commitments, C$100,000, in the case of Canadian Revolving Commitments, or £50,000, in the case of UK Revolving Commitments, as applicable, and not less than $1,000,000, in the case of US$ Revolving Commitments, the dollar equivalent of €1,000,000, in the case of US€ Revolving Commitments, C$1,000,000, in the case of Canadian Revolving Commitments, or £500,000, in the case of UK Revolving Commitments, as applicable, and (ii) the Parent Borrower shall not terminate or reduce the Revolving Commitments under a Revolving Facility if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.13, (i) the US Revolving Credit Exposures would exceed the total US$ Revolving Commitments, (ii) the Canadian Revolving Loans would exceed the total Canadian Revolving Commitments or (iii) the UK Revolving Loans would exceed the total UK Revolving Commitments.

(c) The Parent Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any written notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Parent Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

SECTION 2.12. Repayment of Revolving Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay on the Maturity Date to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower. The Parent Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Swingline Loan Maturity Date; provided that on each date that a US$ Revolving Borrowing is made, the Parent Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.13. Optional Prepayments. (a) Subject to Section 2.19, each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.11, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.11. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.05. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.16.

SECTION 2.14. Mandatory Prepayments. (a) If any Indebtedness shall be issued or incurred by any Consolidated Entity (other than as permitted under Section 6.01), an amount equal to 100% of the Net Cash Proceeds shall be applied on the date of such issuance or incurrence toward the prepayment of the US Term Loans as set forth in Section 2.14(d); provided that no prepayment shall be required to be made pursuant to this subsection (a) if the Leverage Ratio on the last the day of the fiscal quarter most recently ended is 2.00 to 1.00 or less.

(b) If on any date any Consolidated Entity shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 50% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the US Term Loans as set forth in Section 2.14(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the US Term Loans.

(c) If on any date any Consolidated Entity shall receive Net Cash Proceeds in connection with any Receivables Financing Program then such Net Cash Proceeds shall be applied on such date toward the prepayment of the US Term Loans as set forth in Section 2.14(d).

(d) Amounts to be applied in connection with prepayments made pursuant to this Section 2.14 shall be applied to the remaining installments thereof as directed by the Parent Borrower and in accordance with Section 2.21(b). Prepayments shall be made, first, to ABR Loans and, second, to Eurocurrency Loans and in each case, together with accrued interest to the date of such prepayment on the amount prepaid and the principal amount of Term Loans and accrued interest thereon to be paid by the applicable Borrower pursuant to any such prepayment shall not exceed in the aggregate the applicable portion of Net Cash Proceeds with respect to such prepayment.

SECTION 2.15. Fees. (a) The Parent Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Second Amendment and Restatement Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, except that commitment fees on UK Borrowings shall be computed on the bases of a year of 365 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of this Section 2.15(a), the unused amount of the Revolving Commitment of any Revolving Lender shall be deemed to be the excess of (i) the aggregate Revolving Commitment of such Lender over (ii) the aggregate Revolving Credit Exposure of such Lender (exclusive of Swingline Exposure).

(b) The Parent Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Second Amendment and Restatement Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Parent Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Second Amendment and Restatement Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, administration, amendment, payment, negotiation, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Second Amendment and Restatement Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Parent Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Parent Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.16. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, immediately upon the occurrence of an Event of Default under Article VII(a), (b), (h) or (i), and in all other cases at the option of the Required Lenders which may be exercised following the occurrence of any other Event of Default, the Loans (and, to the extent permitted by law, overdue interest, fees and other amounts) shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section and (ii) in the case of overdue interest, fees and other amounts, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Commitment Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (x) interest computed on UK Borrowings shall be computed on the basis of a year of 365 days and (y) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.17. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Facility Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Parent Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) (A) if any Borrowing Request requests a Eurocurrency Borrowing denominated in dollars, such Borrowing shall be made as an ABR Borrowing and (B) no new Eurocurrency Borrowings denominated in any Available Foreign Currency shall be permitted; provided that continuations of Eurocurrency Borrowings denominated in any Available Foreign Currency shall be permitted using an Adjusted LIBO Rate or LIBO Rate, as applicable, reasonably determined by the Administrative Agent.

SECTION 2.18. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. Nothing in this Section 2.18(a) shall override the provisions of Section 2.20.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.19. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow any Eurocurrency Loan, continue as a Eurocurrency Loan or prepay any Eurocurrency Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.13(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Parent Borrower pursuant to Section 2.22, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.20. Taxes. (a) Any and all payments by or on account of any Obligation shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, a Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the applicable Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any Obligation (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that such Loan Party shall not be obligated to make payment to the Administrative Agent, any Lender or the Issuing Bank pursuant to this Section 2.20 in respect of penalties, interest or other liabilities attributable to any Indemnified Taxes or Other Taxes, if (i) written demand for such payment has not been made by the Administrative Agent, Lender or Issuing Bank within 90 days from the date on which such party knew of the imposition of Indemnified Taxes or Other Taxes by the relevant Governmental Authority or (ii) such penalties, interest or other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent, Lender or Issuing Bank, as the case may be. After the Administrative Agent, Lender or the Issuing Bank learns of the imposition of Indemnified Taxes or Other Taxes, such party will act in good faith to promptly notify the applicable Loan Party of its obligations hereunder. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) If the Administrative Agent, any Lender or the Issuing Bank shall become aware that it is entitled to receive a refund from a relevant Governmental Authority in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party pursuant to this Section 2.20, it shall promptly notify such Loan Party of the availability of such refund and shall, within 90 days after receipt of a request by such Loan Party (whether as a result of notification that it has made to such Loan Party or otherwise), make a claim to such Governmental Authority for such refund at such Loan Party’s expense. If the Administrative Agent, any Lender or the Issuing Bank receives a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party pursuant to this Section 2.20, or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.20, it shall promptly notify such Loan Party of such refund and shall within 90 days from the date of receipt of such refund pay over the amount of such refund (including any interest paid or credited by the relevant Governmental Authority with respect to such refund) to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, Lender or the Issuing Bank; provided, however, that such Loan Party, upon the request of such party, agrees to repay the amount paid over to such Loan Party (plus penalties, interest or other charges due to the appropriate Governmental Authority in connection therewith) to such party in the event such party is required to repay such refund to such Governmental Authority. Nothing in this Section 2.20(e) shall require any Lender to make available its tax returns or any other information relating to its taxes that it deems to be confidential.

(f) If any Loan Party determines in good faith that a reasonable basis exists for contesting the imposition of Taxes with respect to a Lender, the Administrative Agent or the Issuing Bank, the relevant Lender, the Administrative Agent or the Issuing Bank, as the case may be, shall cooperate with such Loan Party in challenging such Taxes at such Loan Party’s expense if requested by such Loan Party.

(g) The Administrative Agent, any Lender and the Issuing Bank shall use reasonable efforts to comply timely with any certification, identification, information, documentation or other reporting requirements if such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of any Indemnified Taxes or Other Taxes for which any Loan Party is required to pay any additional amounts payable to or for the account of the Administrative Agent, any Lender and the Issuing Bank pursuant to this Section 2.20; provided that complying with such requirements would not be materially more onerous (in form, in procedure or in the substance of information disclosed) to the Administrative Agent, any Lender and the Issuing Bank than complying with the comparable information or other reporting requirements imposed under U.S. tax law, regulations and administrative practice.

(h) Each Foreign Lender (or Transferee who becomes a Foreign Lender) shall deliver to the Loan Party and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Loan Party under this Agreement and the other Loan Documents. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Loan Party at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Loan Party (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Non U.S. Lender is not legally able to deliver.

(i) For any period with respect to which a Foreign Lender has failed to provide the Parent Borrower or the Administrative Agent with the appropriate form as required by Section 2.20(g) or (h) (whether or not such Lender is lawfully able to do so, unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.20(a) or (b) with respect to Indemnified Taxes; provided that if a Foreign Lender, otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to U.S. withholding taxes because of its failure to deliver a form required hereunder, the applicable Loan Party shall take such steps as such Lender shall reasonably request to assist such Lender to recover such taxes at the Lender’s expense.

(j) Notwithstanding the foregoing, the Canadian Subsidiary Borrower shall not be required to indemnify or pay any additional amounts in respect of Canadian Taxes (including for greater certainty in respect of Taxes under Part XIII of the Income Tax Act (Canada) and regulations promulgated thereunder (the “Canadian Tax Act”)) applicable to any amount payable with respect to any Canadian Revolving Loan or portion thereof pursuant to this Section 2.20 to any Canadian Revolving Lender that is not a Canadian Qualified Lender. For the purpose hereof, “Canadian Qualified Lender” means a Lender which (i) is not a “non-resident” within the meaning of the Canadian Tax Act or (ii) is an “authorized foreign bank” within the meaning of the Canadian Tax Act, but only in respect of an amount payable with respect to any Canadian Revolving Loan or portion thereof that is paid or credited in respect of its “Canadian banking business” within the meaning of the Canadian Tax Act.

(k) Each Lender which has agreed to make Loans to any Subsidiary Borrower that is not incorporated or organized under the laws of the jurisdiction under which such Subsidiary Borrower is incorporated or organized or is not a resident for taxation purposes of such Subsidiary Borrower’s country of tax residence, shall upon written request by such Subsidiary Borrower, deliver to such Subsidiary Borrower or the applicable Governmental Authority any form or certificate required in order that any payment by such Subsidiary Borrower under this Agreement to such Lender may be made free and clear of, and without deduction or withholding for or on account of any tax (or to allow any such deduction or withholding to be at a reduced rate) imposed on such payment under the laws of the jurisdiction under which such Subsidiary Borrower is incorporated or organized or is otherwise a resident for taxation purposes.

SECTION 2.21. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office specified in Section 10.01, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All principal and interest payments in respect of any Loan shall be made in the currency in which such Loan was made and all other payments hereunder shall be made in dollars.

(b) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Loans under any Facility shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders under such Facility. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans under such Term Facility, pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of Term Loans may not be reborrowed.

(c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the applicable Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the lesser of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If any such amount required to be paid by any Lender or the Issuing Bank is not in fact made available to the Administrative Agent within three Business Days following the date upon which such Lender or Issuing Bank receives notice from the Administrative Agent, the Administrative Agent shall be entitled to recover from such Lender or Issuing Bank, on demand, such amount with interest thereon calculated from such due date at the rate set forth in the preceding sentence plus 3%.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03, 2.07(c), 2.08(d) or (e), 2.09(b) or 2.21(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. Any amounts so applied shall nevertheless discharge the obligations of the applicable Borrower to such Lender to the extent of such application.

SECTION 2.22. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.18, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Loan Party hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; the mere existence of such costs and expenses shall not be deemed to be disadvantageous to such Lender.

(b) If any Lender requests compensation under Section 2.18, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, or if any Lender defaults in its obligation to fund Loans hereunder, then the applicable Loan Party may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee shall be identified to such Lender by the applicable Loan Party and may be another Lender, if a Lender accepts such assignment); provided that (i) such Loan Party shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank and the Swingline Lender), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Loan Party (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Loan Party to require such assignment and delegation cease to apply.

SECTION 2.23. Additional Revolving Commitments. Subject to the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender, the Parent Borrower may request that the existing US$ Revolving Lenders increase their respective US$ Revolving Commitments and/or that additional Lenders be added to this Agreement until such time as the aggregate US$ Revolving Commitments are equal to $300,000,000. Each existing US$ Revolving Lender shall have the right (but not the obligation) to increase its US$ Revolving Commitment based on its US$ Revolving Commitment Percentage (with a pro rata right of overallotment extended to the existing Revolving Lenders) on the same terms and conditions being offered to any additional US$ Revolving Lenders. Schedule 2.04 shall be automatically amended to reflect any existing US$ Revolving Lender’s increased US$ Revolving Commitment. By its signature of a counterpart hereof (and subsequent to its delivery of a completed Administrative Questionnaire to the Administrative Agent), each additional US$ Revolving Lender shall be a “US$ Revolving Lender” for all purposes hereunder and Schedule 2.04 shall be automatically amended to reflect such additional US$ Revolving Lender’s US$ Revolving Commitment. Upon increasing its US$ Revolving Commitment or becoming a “US$ Revolving Lender” hereunder, each US$ Revolving Lender shall automatically be responsible for its US$ Revolving Commitment Percentage of the US Revolving Credit Exposure and shall pay to the Administrative Agent its US$ Revolving Commitment Percentage of the US$ Revolving Loans which shall then be applied to prepay amounts outstanding to the other US$ Revolving Lenders in accordance with Section 2.12 and subject to compensation of the Lenders pursuant to Section 2.18.

SECTION 2.24. Prepayments Required Due to Currency Fluctuation. (a) Not later than 1:00 p.m., New York City time, on the last Business Day of each fiscal quarter of the Consolidated Entities or at such other time as is reasonably determined by the Administrative Agent (the “Calculation Time”), the Administrative Agent shall determine the Dollar Equivalent of the total US Revolving Credit Exposures outstanding as of such date.

(b) If at the Calculation Time, the Dollar Equivalent of (i) the total outstanding US Revolving Credit Exposures exceed the total US$ Revolving Commitments then in effect or (ii) the total US€ Revolving Loans outstanding exceeds the total US€ Revolving Commitments then in effect, in each case, by 5% or more, then within five Business Days of notice to the applicable Borrower thereof, such Borrower shall prepay Revolving Loans or Swingline Loans or cash collateralize the outstanding Letters of Credit in an aggregate principal amount at least equal to such excess. Nothing set forth in this Section 2.24(b) shall be construed to require the Administrative Agent to calculate compliance under this Section 2.24(b) other than at the times set forth in Section 2.24(a).

ARTICLE III

Representations and Warranties

The Parent Borrower represents and warrants to the Lenders (as to itself and its subsidiaries) that:

SECTION 3.01. Organization; Powers. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each of the Consolidated Entities is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its property and to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Schedule 3.01 sets forth the correct and complete list of each Subsidiary, as of the Second Amendment and Restatement Effective Date, indicating (a) its jurisdiction of organization, (b) its ownership (by holder and percentage interest), (c) its business and primary geographic scope of operation and (d) whether such Subsidiary is a Material Subsidiary.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate, partnership, limited liability company or trust powers and have been duly authorized by all necessary corporate and, if required, stockholder, partner, member or beneficiary action. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or those which the failure to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Consolidated Entity or any order or decree of any Governmental Authority binding on or affecting any Consolidated Entity where such violation of such order or decree, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Consolidated Entity or any of its assets, or give rise to a right thereunder to require any payment to be made by any Consolidated Entity, where such violation or result, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Consolidated Entity, except pursuant to the terms of any Loan Document.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Parent Borrower has heretofore furnished to the Lenders (i) the audited consolidated balance sheets of the Consolidated Entities and the related statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 27, 2003, December 25, 2004 and December 31, 2005 reported on by PriceWaterhouseCoopers LLP, independent public accountants, and (ii) the unaudited consolidated and consolidating balance sheets of the Consolidated Entities and the related statements of income, stockholders equity and cash flows as of and for each fiscal quarter since December 31, 2005 as to which such financial statements are available. Such financial statements in clauses (i) and (ii) above present fairly, in all material respects, the financial condition and results of operations and cash flows of the Consolidated Entities as of such dates and for such periods in accordance with GAAP.

(b) Except for Disclosed Matters, since December 31, 2005, there has been no change that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each of the Consolidated Entities has good title to, or valid leasehold interests in, all its real and personal property material to its business reflected in the financial statements described in Section 3.04, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Consolidated Entities owns, or is licensed to use, all trademarks, tradenames, service marks, service names, copyrights, patents, domain names and other intellectual property material to its business to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Consolidated Entities, the use thereof by the Consolidated Entities does not infringe upon the rights of any other Person, and, to the knowledge of Consolidated Entities, no Person has infringed upon the rights of the Consolidated Entities thereto where such infringement, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Consolidated Entities, threatened against or affecting any Consolidated Entities (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Consolidated Entity (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Consolidated Entities is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. No Consolidated Entity is required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

SECTION 3.09. Taxes. Each of the Consolidated Entities has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Consolidated Entity has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as disclosed on Schedule 3.10, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $30,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $30,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. The Parent Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Consolidated Entity is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Consolidated Entity to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Security Documents. The Security Documents are effective to create in favor of the Administrative Agent for its benefit and the ratable benefit of the Lenders a legal, valid and enforceable perfected first-priority Lien on the Collateral as security for the Obligations.

SECTION 3.13. Federal Reserve Regulations. (i) No Consolidated Entity is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of buying or carrying Margin Stock (as defined under Regulation U). (ii) No part of the proceeds of any Loan, and no Letter of Credit, will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

SECTION 3.14. Solvency. Immediately after the consummation of the Transactions (a) the fair value of the assets of each Loan Party at a fair valuation will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, considering all financing alternatives and potential asset sales reasonably available to such Loan Party; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, considering all financing alternatives and potential asset sales reasonably available to such Loan Party; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Second Amendment and Restatement Effective Date.

ARTICLE IV

Conditions

SECTION 4.01. Second Amendment and Restatement Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received from the parties to any (i) Guarantee Agreement, (ii) Mortgage, (iii) Pledge Agreement and (iv) Security Agreement in effect on and prior to the Second Amendment and Restatement Effective Date either (A) a counterpart of the Second Acknowledgment and Confirmation signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Second Acknowledgment and Confirmation) that such party has signed a counterpart of the Second Acknowledgment and Confirmation, in each case, substantially in the form of Exhibit G.

(c) The Administrative Agent (or its counsel) shall have received a title bringdown report for each of the Mortgaged Properties set forth on Schedule 1.01(b) showing no Liens affecting such Mortgaged Properties except for Permitted Encumbrances and Liens existing as of December 20, 2005.

(d) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Second Amendment and Restatement Effective Date) from counsel to the Parent Borrower and its Subsidiaries as follows:

(i) Davis Polk & Wardwell, special New York counsel, substantially in the form of Exhibit B-1;

(ii) Jody Acford, General Counsel for the Consolidated Entities, substantially in the form of Exhibit B-2;

(iii) Morris, Nichols, Arsht & Tunnell, special Delaware counsel, substantially in the form of Exhibit B-3;

(iv) Stikeman Elliott, special Canadian counsel, in form and substance reasonably satisfactory to the Administrative Agent; and

(v) Dickson Minto WS, special Scottish counsel, in form and substance reasonably satisfactory to the Administrative Agent.

The Parent Borrower hereby requests such counsel to deliver such opinion.

(e) The Administrative Agent shall have received (i) the financial statements referred to in Section 3.04(a) and (ii) a pro forma consolidated balance sheet and related statement of income as at the date of the most recent consolidated balance sheet delivered pursuant to clause (i) adjusted to give effect to the Transactions, the Phase II-IV Clinical Services Sale and issuance of the 2.25% Convertible Notes as if such transactions had occurred on such date.

(f) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Borrower, the authorization of the Transactions and any other legal matters relating to each Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(g) The Administrative Agent shall have received a certificate, dated as of the Second Amendment and Restatement Effective Date and signed by the President, a Vice President or the Financial Officer of each of the Parent Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(h) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Second Amendment and Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(i) All consents and approvals necessary to be obtained from any Governmental Authority or other Person in connection with the financing contemplated hereby and the continuing operation of the Consolidated Entities shall have been obtained and be in full force and effect.

(j) Each Lender shall have received, at least five Business Days prior to the Second Amendment and Restatement Effective Date, all applicable documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) which is requested by such Lender at least ten Business Days prior to the Second Amendment and Restatement Effective Date.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including on the Second Amendment and Restatement Effective Date), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (if not qualified as to materiality or Material Adverse Effect) or in any respect (if so qualified) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and there shall be no laws, rules, regulations or orders that would cause the making or maintaining of such Loan or such Letter of Credit to be unlawful or otherwise unenforceable.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or cash collateralized to the satisfaction of the Administrative Agent) and all LC Disbursements shall have been reimbursed, the Parent Borrower (as to itself and its subsidiaries) covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Parent Borrower will furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within the period within which the Parent Borrower is required to deliver its annual report on Form 10-K under the Exchange Act and the regulations promulgated by the SEC thereunder for of each fiscal year of the Consolidated Entities, its audited consolidated and unaudited consolidating balance sheets of the Consolidated Entities and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all such consolidated financial statements being reported on by PriceWaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Consolidated Entities on a consolidated basis in accordance with GAAP consistently applied and certified by its Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Consolidated Entities in accordance with GAAP consistently applied;

(b) as soon as available, but in any event within the period within which the Parent Borrower is required to deliver its quarterly report on Form 10-Q under the Exchange Act and the regulations promulgated by the SEC thereunder for each of the first three fiscal quarters of the Consolidated Entities, its consolidated and consolidating balance sheets of the Consolidated Entities and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding date or period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Consolidated Entities in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) prior to the consummation of a Permitted Acquisition (or, if the aggregate consideration paid for such Permitted Acquisition is less than $20,000,000, within 30 days thereafter), the audited or, if the audited is unavailable, the unaudited balance sheets of the acquired Person (or part thereof) as of the most recently ended calendar quarter and related statements of income and cash flows for the most recently ended four calendar quarters and, if available, for the calendar months ended in the calendar quarter during which such Permitted Acquisition occurs;

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of its Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.10 and 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements for the 2005 fiscal year referred to in Section 3.04(b)(1)(A) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements, registration statements and other materials filed by any Consolidated Entity with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Consolidated Entity to its shareholders generally, as the case may be; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Consolidated Entity, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

The information required to be delivered by paragraphs (a), (b) and (f) of this Section 5.01 shall be deemed to have been delivered on the date on which the Parent Borrower posts such information on its website on the Internet at www.criver.com or when such information is posted on the SEC’s website on the Internet at www.sec.gov; provided that the Parent Borrower shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Lenders); provided further, that the Parent Borrower shall deliver paper copies of any such information to the Administrative Agent if the Administrative Agent or any Lender requests the Parent Borrower to deliver such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Parent Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Consolidated Entity or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Consolidated Entities in an aggregate amount exceeding $2,500,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of its Financial Officer or other executive officer of the Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Consolidated Entity will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business (except, in the case of this clause (ii), where failure to do so could not reasonably be expected to result in a Material Adverse Effect); provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or closure of a division permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. Each Consolidated Entity will pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Consolidated Entity has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. Each Consolidated Entity will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. Each Consolidated Entity will keep proper books of record and account required for the Parent Borrower to deliver the financial statements and information required by Section 5.01. Each Loan Party will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (and by this provision each Loan Party authorizes such accountants to discuss with such representatives thereafter, finances and condition of each such Loan Party, whether or not such Loan Party is present), all at such reasonable times and as often as reasonably requested and the Parent Borrower shall reimburse the Administrative Agent and any Lender for the reasonable expenses incurred in connection with the exercise of such rights (except that the Parent Borrower shall only be required to reimburse the Administrative Agent or any Lender for expenses incurred in connection with one such visit or inspection per fiscal year, unless an Event of Default has occurred and is continuing).

SECTION 5.07. Compliance. Each Consolidated Entity will comply with all Contractual Obligations and all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit.

(a) The proceeds of the Term Loans shall be used (i) to refinance the term loans outstanding under the Existing Credit Agreement and (ii) for general corporate purposes (including working capital, capital expenditures, Permitted Acquisitions and dividends on and repurchases of Capital Stock of the Parent Borrower).

(b) The proceeds of Revolving Loans shall be used for general corporate purposes (including working capital, capital expenditures, Permitted Acquisitions and dividends on and repurchases of Capital Stock of the Parent Borrower).

(c) Letters of Credit will be issued only to support obligations of the Parent Borrower and any Wholly-Owned Guarantor incurred in the ordinary course of business or pursuant to a Permitted Acquisition.

(d) No part of the proceeds of any Loan, and no Letter of Credit, will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.09. Additional Material Subsidiaries. (a) Promptly upon any Domestic Subsidiary becoming a Material Domestic Subsidiary after the Second Amendment and Restatement Effective Date, the Parent Borrower will (i) cause such Domestic Subsidiary to guarantee the Obligations, pursuant to a Guarantee substantially in the form of the Guarantee Agreement or otherwise reasonably satisfactory to the Administrative Agent, (ii) if the Collateral Release Date has not occurred (x) cause the Obligations to be secured by a perfected first-priority lien on all of the personal property of such Domestic Subsidiary, pursuant to a Security Agreement, a Pledge Agreement and other such documents and instruments including Uniform Commercial Code financing statements required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded so that the Administrative Agent, for its benefit and the ratable benefit of the Lenders, shall have a legal, valid and enforceable perfected first-priority Lien on the Collateral (and subject to any limitations and exceptions consistent with those contained in any such documents or instruments) and (y) cause all outstanding Capital Stock of such Domestic Subsidiary owned directly or indirectly by any Loan Party to be subject to a perfected first-priority Lien, pursuant to a Pledge Agreement and (iii) deliver such proof of corporate, partnership or limited liability company action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered pursuant to Article IV or as the Administrative Agent shall have reasonably requested.

(b) Promptly upon any Foreign Subsidiary becoming a Material Subsidiary after the Second Amendment and Restatement Effective Date and prior to the Collateral Release Date, the Parent Borrower and each other Material Domestic Subsidiary will (i) cause all of the Capital Stock of such Foreign Subsidiary owned by the Parent Borrower and the Material Domestic Subsidiaries to be pledged and delivered (provided that no more than 65% of the outstanding voting Capital Stock of any Foreign Subsidiary owned by the Parent Borrower and the Material Domestic Subsidiaries shall be required to be pledged and delivered) to the Administrative Agent for its benefit and the ratable benefit of the Lenders, pursuant to a Pledge Agreement (or other agreement reasonably satisfactory to the Administrative Agent) and (ii) deliver such proof of corporate, partnership or limited liability company action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered pursuant to Article IV or as the Administrative Agent shall have reasonably requested.

SECTION 5.10. Cash Management. The Parent Borrower agrees to cause, to the extent necessary to satisfy all of the Obligations, all Subsidiaries that are not Loan Parties to either distribute assets or loan funds to the Parent Borrower, to the extent permitted by applicable law.

SECTION 5.11. Environmental Laws. The Parent Borrower will cause each Consolidated Entity to comply in all material respects with all applicable Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.12. Maintenance of Ratings. The Parent Borrower will cause (a) a Senior Implied Rating, in the case of Moody’s or (b) an Issuer Credit Rating, in the case of S&P, for the Parent Borrower to be maintained at all times.

SECTION 5.13. Further Assurances. Prior to the Collateral Release Date: (a) Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to cause the Administrative Agent, for the benefit of itself and the ratable benefit of the Lenders, to maintain a legal, valid and enforceable perfected first priority Lien on the Collateral (subject to the limitations, exceptions and qualifications set forth in the Loan Documents), all at the expense of the Loan Parties.

(b) Each Loan Party will also provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated (or cash collateralized to the satisfaction of the Administrative Agent) and all LC Disbursements shall have been reimbursed, the Parent Borrower (as to itself and its subsidiaries) covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. No Consolidated Entity will create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness existing on the date hereof as set forth on Schedule 6.01, and any extensions, renewals, refinancings or replacements of any such Indebtedness so long as (i) the principal or face amount of, or interest rate or fees or other amounts (exclusive of commissions and other similar issuance costs) payable in connection with, any such Indebtedness is not increased, (ii) the dates upon which payments are to be made are not advanced and (iii) the subordination terms, if any, are not modified in any manner that is adverse to the Lenders, in connection with any such extension, renewal, refinancing or replacement;

(c) Indebtedness of any Consolidated Entity to any other Consolidated Entity permitted by Section 6.04;

(d) (i) Indebtedness of any Consolidated Entity incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets (including in a Permitted Acquisition) or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof so long as such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) Indebtedness of the Foreign Subsidiaries; provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $50,000,000 at any time outstanding;

(e) Indebtedness of any Consolidated Entity as an account party in respect of trade letters of credit;

(f) Permitted Additional Indebtedness of the Parent Borrower;

(g) Indebtedness not otherwise expressly permitted by this Section 6.01 in an aggregate principal or face amount outstanding at any time not to exceed $30,000,000; and

(h) Hedge Agreements permitted under Section 6.05.

SECTION 6.02. Liens. No Consolidated Entity will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Security Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Consolidated Entity existing on the date hereof and extensions and renewals thereof; provided that (i) such Lien shall not apply to any other property or asset of any Consolidated Entity and (ii) such Lien shall secure only those obligations which it secures on the date hereof (and extensions and renewals thereof (but not increases thereof));

(d) any Lien existing on any property or asset prior to the acquisition thereof by any Consolidated Entity or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) if such Lien secures Indebtedness, such Indebtedness is permitted by clause (d), (e) or (g) of Section 6.01, (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (iii) such Lien shall not apply to any other property or assets of any Consolidated Entity and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and any extensions, renewals, refinancings or replacements thereof, subject to clause (b) of Section 6.01 with respect to any Indebtedness permitted by such clause;

(e) any Lien on assets acquired, constructed or improved by any Consolidated Entity; provided that (i) such Lien secures Indebtedness permitted by clause (d)(i) or (g) of Section 6.01, (ii) such Lien and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such assets and (iv) such Lien shall not apply to any other property or assets of any Consolidated Entity;

(f) any Lien securing payment of any obligation under any Hedging Agreement permitted by Section 6.01(h); and

(g) any Lien on any property or asset of a Foreign Subsidiary that secures Indebtedness permitted by Section 6.01(d)(ii) or 6.01(g).

SECTION 6.03. Fundamental Changes. (a) No Consolidated Entity will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Parent Borrower in a transaction in which the Parent Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Wholly-Owned Subsidiary in a transaction in which the surviving entity is a Wholly-Owned Subsidiary and, if any party to such merger is a Loan Party, is or becomes a Loan Party, (iii) any Subsidiary (other than a Loan Party) may liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent Borrower, is not materially disadvantageous to the Lenders and could not reasonably be expected to have a Material Adverse Effect, (iv) any Foreign Subsidiary may merge into any other Foreign Subsidiary that is a Wholly-Owned Subsidiary in a transaction in which a Foreign Subsidiary that is a Wholly-Owned Subsidiary is the surviving corporation, (v) Charles River Australia, Charles River Mexico and Charles River Proteomics may be sold, liquidated or dissolved and may take any action described in clauses (h) or (i) of Article VII so long as the Parent Borrower receives its ratable portion of the net proceeds available to the equity holders in connection with such liquidation or dissolution, (vi) any Wholly-Owned Subsidiary may merge into any Person in order to consummate a Permitted Acquisition permitted by Section 6.04(e) so long as after giving effect thereto the Person surviving such merger is a Subsidiary and (vii) any Consolidated Entity may effect the closure of a division in such Consolidated Entity.

(b) No Consolidated Entity will engage to any material extent in any business other than businesses of the type conducted by the Consolidated Entities on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Consolidated Entity will purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (or any material portion thereof), except:

(a) Permitted Investments;

(b) Investments by the Consolidated Entities in any other Consolidated Entity;

(c) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) extensions of trade credit in the ordinary course of business;

(e) Permitted Acquisitions by any Consolidated Entity so long as (i) after giving effect to such Permitted Acquisition, the Leverage Ratio is not more than 2.75 to 1.00 on a pro forma basis recomputed as at the last day of the most recently ended fiscal quarter of the Consolidated Entities as if such Permitted Acquisition had occurred on the first day of the period for testing such compliance or (ii) the aggregate amount of cash and non-cash consideration (including the concurrent repayment or assumption of Indebtedness exclusive of earn-outs and other contingent payments) paid in respect of such Permitted Acquisition does not exceed $10,000,000;

(f) investments consisting of Hedging Agreements permitted by Section 6.05;

(g) investments consisting of non-cash consideration received pursuant to a disposition of assets permitted by Section 6.06;

(h) investments by or investments in Foreign Subsidiaries (not otherwise permitted by this Section 6.04) in an aggregate amount at any time outstanding not to exceed $15,000,000;

(i) so long as no Event of Default shall have occurred or would result therefrom, other investments constituting minority investments in Capital Stock of Persons engaged in a commercial business activity similar to the principal business activities of the Parent Borrower on the Second Amendment and Restatement Effective Date, or reasonably related or ancillary or complementary thereto, at any time outstanding shall not exceed $100,000,000;

(j) investments consisting of accounts receivable and/or related ancillary rights or assets, or interests therein by any Consolidated Entity in any Receivables Subsidiary; and

(k) investments held by any Person at the time it becomes a Subsidiary pursuant to a Permitted Acquisition and not made in contemplation of or in connection with such Permitted Acquisition.

SECTION 6.05. Hedging Agreements. No Consolidated Entity will enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which such Consolidated Entity is exposed in the conduct of its business or the management of its liabilities.

SECTION 6.06. Disposition of Assets. No Consolidated Entity will Dispose of any asset, including any Capital Stock, except:

(a) Dispositions of cash, Permitted Investments and other current assets, inventory and used or surplus equipment in the ordinary course of business;

(b) Dispositions to any other Consolidated Entity; provided that the sum of the aggregate fair market value of all assets Disposed of by a Loan Party to any Consolidated Entity that is not a Loan Party (excluding Dispositions consisting of cash contributions otherwise permitted by this Agreement) during the term of this Agreement together with all Dispositions permitted under clause (e) of this Section 6.06 shall not exceed 20% of the total tangible assets of the Consolidated Entities as of the last day of the most recently ended fiscal quarter of the Consolidated Entities as determined on a consolidated basis in accordance with GAAP;

(c) Dispositions of the assets or Capital Stock of Charles River Australia, Charles River China, Charles River Mexico or Charles River Proteomics;

(d) Dispositions of accounts receivable and/or related ancillary rights or assets, or interests therein to any Receivables Subsidiary pursuant to a Receivables Financing Program;

(e) Dispositions of assets (including Capital Stock of Subsidiaries) that are not permitted by any other clause of this Section 6.06; provided that the sum of the aggregate fair market value of all assets Disposed of during the term of this Agreement in reliance upon clause (e) of this Section 6.06, together with all assets Disposed of by a Loan Party to any Consolidated Entity that is not a Loan Party pursuant to clause (b) of this Section 6.06, shall not exceed 20% of the total tangible assets of the Consolidated Entities as of the last day of the most recently ended fiscal quarter of the Consolidated Entities as determined on a consolidated basis in accordance with GAAP; and

(f) the Phase II-IV Clinical Services Sale;

provided that (x) all Dispositions permitted by this Section 6.06 shall be made for fair value as agreed to in an arm’s length transaction and (y) any sale, transfer or Disposition permitted by clauses (b) or (e) of this Section 6.06 for consideration in excess of $5,000,000 shall be for at least 50% cash consideration and any non-cash consideration received in connection with such sale, transfer or disposition shall be permitted under Section 6.04(g).

SECTION 6.07. Transactions with Affiliates. No Consolidated Entity will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Consolidated Entity than could be obtained on an arm’s-length basis from unrelated third parties;

(b) transactions between or among Consolidated Entities not involving any other Affiliate (in each case to the extent not otherwise prohibited by other provisions of this Agreement);

(c) any payment, dividend, distribution or setting aside of property not otherwise prohibited by this Agreement, any transaction permitted by Section 6.03 and any investment permitted by Section 6.04; and

(d) the sale, transfer or other disposition of accounts receivable and/or related ancillary rights or assets or interests therein by any Consolidated Entity to a Receivables Subsidiary pursuant to a Receivables Financing Program.

SECTION 6.08. Restrictive Agreements. No Consolidated Entity will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Consolidated Entity to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Consolidated Entity to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to any other Consolidated Entity or to Guarantee Indebtedness of any other Consolidated Entity; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any of the Loan Documents, (ii) the foregoing shall not apply to any restrictions and conditions existing on the date hereof which are identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any asset pending such sale, provided such restrictions and conditions apply only to the Subsidiary or the asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01(d) or Section 6.01(g) if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.09. Amendment of Material Documents. No Consolidated Entity will amend, modify or waive (whether via merger, consolidation, amendment or otherwise) (a) any of its rights under its certificate of incorporation, by-laws, declaration of trust or other organizational documents if such amendment, modification or waiver could reasonably be expected to result in a Material Adverse Effect or (b) any of the terms of any Consolidated Subordinated Indebtedness, in each case in any respect adverse to the Lenders (for the purposes of this Section 6.09(b) and without limitation of the scope of the definition of “adverse”, any amendment to increase the principal amount, the interest rate or fees or other amounts payable, to advance the dates upon which payments are made or to alter any subordination provision (or any definition related thereto) to make it more favorable to the holders of Consolidated Subordinated Indebtedness shall be deemed to be “adverse”).

SECTION 6.10. Interest Coverage Ratio. The Consolidated Entities will not permit the Interest Coverage Ratio as determined as of the end of each fiscal quarter of the Consolidated Entities to be less than 3.50 to 1.00.

SECTION 6.11. Leverage Ratio. The Consolidated Entities will not permit the Leverage Ratio as determined as of the end of each fiscal quarter of the Consolidated Entities to be greater than 3.00 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any Loan Party shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Consolidated Entity in or in connection with any Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (if not qualified as to materiality or of Material Adverse Effect) and in any respect (if qualified as to materiality or of Material Adverse Effect) when made or deemed made or furnished;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of such Loan Party) or 5.08 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Parent Borrower (which notice will be given at the request of any Lender);

(f) any Consolidated Entity shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Consolidated Entity (other than Subsidiaries that are not Material Subsidiaries) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Consolidated Entity (other than Subsidiaries that are not Material Subsidiaries) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Consolidated Entity (other than Subsidiaries that are not Material Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Consolidated Entity (other than Subsidiaries that are not Material Subsidiaries) for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Consolidated Entity shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount exceeding $25,000,000 in the aggregate (not covered by insurance from a responsible insurance company or indemnified by a creditworthy indemnitor that is not denying its liability with respect thereto) shall be rendered against any Consolidated Entity or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Consolidated Entity to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) prior to the Collateral Release Date (i) any Security Document shall for any reason cease to create in favor of the Administrative Agent for its benefit and the ratable benefit of the Lenders a legal, valid and enforceable perfected first-priority Lien on the Collateral as security for the Obligations, except to the extent that such cessation (A) relates, during the term of this Agreement, to an aggregate fair market value of assets that represent less than $2,000,000, (B) results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged or to file continuation statements under the Uniform Commercial Code of any applicable jurisdiction, (C) is covered by a lender’s title insurance policy and the subject insurer promptly after the occurrence of the resulting cessation shall have acknowledged in writing that the same is covered by such title insurance policy or (D) is due to the occurrence of the Collateral Release Date; or (ii) any Loan Document executed by any Loan Party shall at any time after its execution and delivery (except in accordance with its terms or pursuant to an agreement of the parties thereof) and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Consolidated Entity or any Consolidated Entity shall deny in writing it has any further liability or obligation thereunder;

(n) the subordination provisions relating to any Consolidated Subordinated Indebtedness shall fail to be enforceable by the Administrative Agent or the Lenders in accordance with the terms thereof or the Obligations shall fail to constitute “senior indebtedness” (or any other similar term) under any document, instrument or other agreement evidencing any such Consolidated Subordinated Indebtedness; or

(o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall by notice to the Parent Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations (other than the Obligations arising under or in connection with any Hedging Agreements), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Parent Borrower and (iii) enforce its rights under the Guarantee Agreement and each Security Document on behalf of itself as Administrative Agent, the Lenders and the Issuing Bank; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments available to such Borrower (and in the case of any such event with respect to the Parent Borrower, the Commitments available to any Borrower) shall automatically terminate and the principal of the Loans then outstanding thereunder, together with accrued interest thereon and all fees and other Obligations (other than the Obligations arising under or in connection with any Hedging Agreements), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

(a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

(b) The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Consolidated Entity or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(c) The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents, whether upon, before or after an Event of Default, that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Consolidated Entity that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Loan Party or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Consolidated Entity), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(f) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Parent Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Parent Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(g) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

(h) Subject to the foregoing provisions of this Article VIII, the Administrative Agent shall, on behalf of the Lenders, (i) execute each Loan Document other than this Agreement on behalf of the Lenders, (ii) hold and apply the Collateral, and the proceeds thereof, at any time received by it in accordance with the provisions of the Loan Documents, (iii) exercise any and all rights, powers and remedies of the Lenders under the Loan Documents, including the giving of any consent or waiver or the entering into of any amendment, subject to the provisions of Section 10.02, (iv) execute, deliver and file financing statements, assignments and other such agreements, and possess instruments on behalf of the Lenders and (v) in the event of acceleration of the obligations of the Borrowers hereunder, exercise the rights of the Lenders under the Loan Documents upon and at the direction of the Required Lenders.

(i) The Syndication Agent and the Co-Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under any of the Loan Documents other than those applicable to all Lenders. Without limiting the foregoing, the Syndication Agent and the Co-Documentation Agents shall not have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgements with respect to the Syndication Agent and the Co-Documentation Agents as it makes with respect to the Administrative Agent or any other Lender in this Article VIII.

ARTICLE IX

Parent Borrower Guarantee

(a) The Parent Borrower hereby absolutely, irrevocably and unconditionally guarantees, as primary obligor and not merely as a surety, the due and punctual payment of the Subsidiary Borrower Obligations.

(b) To the extent permitted by applicable law, the Parent Borrower waives presentment to, demand of payment from and protest to any Subsidiary Borrower of any of the Subsidiary Borrower Obligations, and also waives notice of acceptance of the Subsidiary Borrower Obligations and notice of protest for nonpayment. The obligations of the Parent Borrower hereunder shall not be affected by (a) the failure of any Guaranteed Party to assert any claim or demand or to enforce or exercise any right or remedy against any Subsidiary Borrower under the provisions of this Agreement, any other Loan Document or otherwise or (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any other Loan Document or any other agreement or the release or other impairment of any Collateral or the release of any Subsidiary Borrower.

(c) The Parent Borrower further agrees that its agreement under this Article IX constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Subsidiary Borrower Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Guaranteed Party to any balance of any deposit account or credit on the books of any Guaranteed Party in favor of any Subsidiary Borrower or any other Person or to any other remedy against any Subsidiary Borrower or any Collateral.

(d) The Parent Borrower guarantees that the Subsidiary Borrower Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of a Guaranteed Party with respect thereto. This is a present and continuing guarantee of payment and not of collection, and the liability of the Parent Borrower under this Article IX shall be absolute and unconditional, in accordance with its terms, and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation: (a) any lack of validity or enforceability of this Agreement, any other Loan Document or any other agreement or instrument relating thereto; (b) any change in the time, place or manner of payment of, or in any other term of, all or any of the Subsidiary Borrower Obligations, or any other amendment or waiver of or any consent to any departure from this Agreement or any other Loan Document, including, without limitation, any increase in the Subsidiary Borrower Obligations resulting from the extension of additional credit to any Subsidiary Borrower or otherwise; (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release, or amendment or waiver of, or consent to, or departure from, any other guarantee, for all or any of the Subsidiary Borrower Obligations; (d) any change, restructuring or termination of the structure or existence of any Subsidiary Borrower; (e) any bankruptcy, receivership, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceedings with respect to any Subsidiary Borrower or the properties or creditors of any of them; (f) the occurrence of any Default or Event of Default under, or any invalidity or any unenforceability of, or any misrepresentation, irregularity or other defect in, this Agreement or any other Loan Document; (g) any default, failure or delay, willful or otherwise, on the part of any Subsidiary Borrower to perform or comply with, or the impossibility or illegality of performance by any Subsidiary Borrower of, any term of this Agreement or any other Loan Document; (h) any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of, any Subsidiary Borrower for any reason whatsoever, including, without limitation, any suit or action in any way attacking or involving any issue, matter or thing in respect of this Agreement or any other Loan Document; (i) any lack or limitation of status or of power, incapacity or disability of any Subsidiary Borrower or any partner, principal, trustee or agent thereof; or (j) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Subsidiary Borrower or a third party guarantor.

(e) The obligations of the Parent Borrower under this Article IX shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Subsidiary Borrower Obligations, any impossibility in the performance of the Subsidiary Borrower Obligations or other circumstance. Without limiting the generality of the foregoing, the obligations of the Parent Borrower under this Article IX shall not be discharged or impaired or otherwise affected by the failure of any Guaranteed Party to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement related thereto, by any waiver or modification in respect of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Subsidiary Borrower Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of the Parent Borrower or otherwise operate as a discharge of the Parent Borrower or any other Subsidiary Borrower as a matter of law or equity.

(f) The Parent Borrower further agrees that its obligations under this Article IX shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Subsidiary Borrower Obligation is rescinded or must otherwise be restored by any Guaranteed Party upon the bankruptcy or reorganization of any Subsidiary Borrower or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Guaranteed Party may have at law or in equity against the Parent Borrower by virtue of this Article IX, upon the failure of any Subsidiary Borrower to pay any of its Subsidiary Borrower Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Parent Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Subsidiary Borrower Obligation.

(h) Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable under this Agreement shall have been paid in full and all Letters of Credit shall have expired or terminated (or cash collateralized to the satisfaction of the Administrative Agent) and all LC Disbursements shall have been reimbursed, the Parent Borrower hereby irrevocably agrees to subordinate any and all rights of subrogation, reimbursement, exoneration, contribution or indemnification or any right to participate in any claim or remedy of any Guaranteed Party (collectively, the “Subrogation Rights”), in any such case, arising in connection with any payment or payments with respect to the principal of or premium, if any, or interest on the Subsidiary Borrower Obligations, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. To effectuate such subordination, the Parent Borrower hereby agrees that it shall not be entitled to any payment in respect of any Subrogation Right until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable under this Agreement shall have been paid in full and all Letters of Credit shall have expired or terminated (or cash collateralized to the satisfaction of the Administrative Agent) and all LC Disbursements shall have been reimbursed. If any amount shall be paid to the Parent Borrower in violation of the preceding sentence, such amount shall be deemed to have been paid to the Parent Borrower for the benefit of, and held in trust for, the benefit of the Guaranteed Parties.

(i) This Article IX is a continuing guarantee and shall remain in full force and effect until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable under this Agreement shall have been paid in full and all Letters of Credit shall have expired or terminated (or cash collateralized to the satisfaction of the Administrative Agent) and all LC Disbursements shall have been reimbursed. No failure or delay on the part of any Guaranteed Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Guaranteed Party would otherwise have. No notice to or demand on the Parent Borrower in any case shall entitle the Parent Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Guaranteed Party to any other or further action in any circumstances without notice or demand.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Parent Borrower, to it at Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887, Attention of General Counsel (Telecopy No. (978) 988-5665);

(b) if to any Subsidiary Borrower, to it c/o Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887, Attention of General Counsel (Telecopy No. (978) 988-5665);

(c) if to JPMorgan Chase Bank, N.A., to it at JPMorgan Chase Bank, N.A., Loan and Agency Services, 10 South Dearborn, 19th Floor, Chicago, IL, 60603-2003, Attention of Jose L. Rodriguez (Telecopy No. (312) 385-7096), with a copy to JPMorgan Chase Bank, N.A., Two Corporate Drive, Shelton, Connecticut 06484, Attention of D. Scott Farquhar (Telecopy No. (203) 944-8495);

(d) if to JPMorgan Chase Bank, N.A., Toronto Branch, to it at JPMorgan Chase Bank, N.A., Toronto Branch, 200 Bay Street, Royal Bank Plaza, Floor 18, Toronto M57 2J2, Canada, Attention of Indrani Lazarus (Telecopy No. (416) 981-9279); with a copy to (i) JPMorgan Chase Bank, N.A., Loan and Agency Services, 10 South Dearborn, 19th Floor, Chicago, IL, 60603-2003, Attention of Jose L. Rodriguez (Telecopy No. (312) 385-7096), and (ii) JPMorgan Chase Bank, N.A., Two Corporate Drive, Shelton, Connecticut 06484, Attention of D. Scott Farquhar (Telecopy No. (203) 944-8495);

(e) if to J.P. Morgan Europe Limited, to it at J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, United Kingdom, Attention of The Manager, Loan & Agency Services (Telecopy No. +44 (0) 207 777 2360/2085); with a copy to (i) JPMorgan Chase Bank, N.A., Loan and Agency Services, 10 South Dearborn, 19th Floor, Chicago, IL, 60603-2003, Attention of Jose L. Rodriguez (Telecopy No. (312) 385-7096), and (ii) JPMorgan Chase Bank, N.A., Two Corporate Drive, Shelton, Connecticut 06484, Attention of D. Scott Farquhar (Telecopy No. (203) 944-8495);

(f) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document (other than any Hedging Agreement) nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or extend the expiration date of any Letter of Credit to a date which is after the Maturity Date without the written consent of each Lender affected thereby, (iv) (A) release all or substantially all of the Guarantors from their respective Guarantees under a Guarantee Agreement or limit their liability in respect of such Guarantees or such Guarantee Agreement or their obligation to enter into and provide a Guarantee pursuant to a Guarantee Agreement, or (B) release the Parent Borrower from its obligations under Article IX prior to the satisfaction of all the Subsidiary Borrower Obligations without the written consent of the Super-Majority Facility Lenders, (v) release of the Lien of the Administrative Agent on all or substantially all of the Collateral, without the written consent of each Lender, (vi) change Section 2.21(b),(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vii) change any of the provisions of this Section or the definition of “Required Lenders” or “Majority Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (viii) consent to the assignment or transfer by any Loan Party of its rights or obligations hereunder or under the other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Parent Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Parent Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Consolidated Entity, or any Environmental Liability related in any way to any Consolidated Entity, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) the breach by such Indemnitee of any if its obligations hereunder.

(c) To the extent that the Parent Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s US$ Revolving Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Parent Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 10.03 shall be payable promptly after written demand therefor.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the corresponding Loans at the time owing to it, and to the extent applicable, the LC Exposure at the time held by it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Parent Borrower, provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of US Revolving Facilities) and $1,000,000 (in the case of the Term Facilities, the UK Revolving Facility and the Canadian Revolving Facility) unless each of the Parent Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 to be paid by the assignor, and

(C) the assignee, if it shall not be a Lender prior to the date of such assignment, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Parent Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing and any consent requested by a Lender of the Parent Borrower and the Administrative Agent under this Section 10.04(b) shall be deemed granted by the Parent Borrower or the Administrative Agent, as the case may be, if it does not respond to such request within 20 days after the written request is delivered to the Parent Borrower and the Administrative Agent in accordance with this Agreement. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.04 and any written consent to such assignment required by paragraph (b) of this Section 10.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.18, 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless such Participant agrees, for the benefit of the applicable Loan Party, to comply with Section 2.20(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by such Granting Lender to the Administrative Agent and the Parent Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to Section 2.01 or 2.04, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, such Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) all credit decisions (including without limitation any decisions with respect to amendments and waivers) will continue to be made by such Granting Lender. The making of a Loan by an SPC hereunder shall utilize the Commitment of the applicable Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of, the Parent Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender in connection with liquidity and/or credit facilities to or for the account of such SPC to fund such Loans and (ii) subject to the provisions of Section 10.12, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The Loan Documents and the separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process; Judgment Currency. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any of its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) The Obligations of each Borrower shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such party or such holder is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the judgment currency such party may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such party in the original currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to any party to this Agreement, such party, agrees to remit to such Borrower such excess.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to this Agreement or any Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Parent Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than a Consolidated Entity. For the purposes of this Section, “Information” means all information received from any Consolidated Entity relating to any Consolidated Entity or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Consolidated Entity; provided that, in the case of information received from any Consolidated Entity after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by such Lender.

SECTION 10.14. Joint Creditors. Each of the Loan Parties, each of the Lenders and the Administrative Agent agrees that the Administrative Agent shall be a joint creditor (together with the relevant Lender) of each and every obligation of the Loan Parties towards each of the Lenders under or in connection with the Loan Documents and that, accordingly, the Administrative Agent will have its own independent right to demand performance by the Loan Parties of those obligations. However, any discharge of any such obligation to the Administrative Agent or the relevant Lender shall, to the same extent, discharge the corresponding obligation owing to the other.

SECTION 10.15. Collateral Release. (a) In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Capital Stock or assets of any Guarantor to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.06, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Parent Borrower and at the Parent Borrower’s expense to release any Liens created by any Loan Document in respect of such Capital Stock or assets, and, in the case of a disposition of the Capital Stock of any Guarantor in a transaction permitted by Section 6.06 and as a result of which such Guarantor would cease to be a Subsidiary, terminate such Guarantor’s obligations under the Guarantee Agreement as well as any Liens created by any Loan Documents in respect of the assets of such Guarantor.

(b) At such time as the Parent Borrower has achieved the Collateral Release Ratings Level, the Parent Borrower shall have the right by written notice to the Administrative Agent to require that the Collateral be released from any security interest created by the Loan Documents. On any such date (the “Collateral Release Date”), all rights to the Collateral shall transfer and revert to the relevant Loan Parties and all Liens and security interests created by the Loan Documents shall automatically terminate. On any such Collateral Release Date, the Parent Borrower and each other Loan Party shall be authorized and the Administrative Agent hereby authorizes the Parent Borrower and each other Loan Party, to prepare and record UCC termination statements with respect to any financing statements recorded by the Administrative Agent under the Security Documents. At the request and sole expense of the Parent Borrower following the Collateral Release Date, the Administrative Agent shall deliver to the Parent Borrower any Collateral (including certificates representing the Pledged Stock (as defined in the Pledge Agreement)) held by the Administrative Agent pursuant to the Security Documents, and execute and deliver to the Parent Borrower such documents as the Parent Borrower shall reasonably request to evidence such termination.

SECTION 10.16. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHARLES RIVER LABORATORIES

INTERNATIONAL, INC.

By: /s/ Thomas F. Ackerman

Name: Thomas F. Ackerman Title: Chief Financial Officer

251 Ballardvale Street,

Wilmington, Massachusetts 01887

Taxpayer ID No.: 06-1397316

CHARLES RIVER LABORATORIES PRECLINICAL

SERVICES EDINBURGH LTD.

By:	/s/ Thomas F. Ackerman

Name: Thomas F. Ackerman Title: Director

Elphistone Research Center

Tranent

EH332NE

Corporation Tax ID: 610 18120 02701 A 11

CHARLES RIVER LABORATORIES PRECLINICAL

SERVICES MONTREAL INC.

By:	/s/ Thomas F. Ackerman

Name: Thomas F. Ackerman Title: Vice President

87	Senneville Rd

Montreal, Quebec H9X 3R3

Canada

Corporate Tax ID: 14140 8252

JPMORGAN CHASE BANK, N.A.

as a Lender, Issuing Bank and as Administrative Agent

By:	/s/ D. Scott Farquhar

Name: D. Scott Farquhar Title: Vice President

JPMORGAN CHASE EUROPE LIMITED,

as Administrative Agent

By:	/s/ Ching Loh

Name: Ching Loh Title: Officer

CREDIT SUISSE SECURITIES (USA) LLC,

as Syndication Agent

By:	/s/ Lauri Sivaslian

Name: Lauri Sivaslian Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Jay Chall

By:	Name: Jay Chall Title: Director /s/ Karim Blasetti

Name: Karim Blasetti Title: Associate

CREDIT SUISSE, LONDON BRANCH, as a Lender

By:	/s/ Garrett Lynskey

By:	Name: Garrett Lynskey Title: Director /s/ Siobhan McGrady

Name: Siobhan McGrady Title: Vice President

CREDIT SUISSE, TORONTO BRANCH, as a Lender

By:	/s/ Steve W. Fuh

By:	Name: Steve W. Fuh Title: Vice President /s/ Bruce F. Wetherly

Name: Bruce F. Wetherly Title: Director,

CREDIT SUISSE, TORONTO BRANCH

WACHOVIA BANK, NATIONAL ASSOCIATION,

as a Lender and as a Co-Documentation Agent

By:	/s/ Dean Gorton

Name: Dean Gorton Title: Vice Presiden

WACHOVIA CAPITAL FINANCE CORPORATION (CANADA) f/k/a: Congress Financial Corporation (Canada), as a Lender

By:	/s/ Enza Agosta

Name: Enza Agosta Title: Vice President

Wachovia Capital Finance Corporation (Canada)

BANK OF AMERICA, N.A.,

as a Lender and as a Co-Documentation Agent

By:	/s/ Karen M. Kinsella

Name: Karen M. Kinsella Title: Senior Vice President

BANK OF AMERICA, N.A.,(Canada Branch)

as a Lender

By:	/s/ Medina Sales de Andrade

Name: Medina Sales de Andrade Title: Assistant Vice President

CITIZENS BANK OF MASSACHUSETTS,

as a Lender and as a Co-Documentation Agent

By:	/s/ R. Scott Haskell

Name: R. Scott Haskell Title: Senior Vice President

SOCIETE GENERALE, as a Lender

By:	/s/ Ambrish D. Thanawala

Name: Ambrish D. Thanawala Title: Managing Director

U.S. BANK N.A., as a Lender

By:	/s/ Michael P. Dickman

Name: Michael P. Dickman Title: Vice President U.S. Bank, N.A.

U.S. BANK NATIONAL ASSOCIATION,

CANADA BRANCH, as a Lender

By:	/s/ Kevin Jephcott

Name: Kevin Jephcott Title: Principal Officer

SUMITOMO MITSUI BANKING CORPORATION OF CANADA, as a Lender

By:	/s/ E.R. Langley

Name: E.R. Langley Title: Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ JT Taylor

Name: JT Taylorr Title: Senior Vice President

ABN AMRO BANK N.V., as a Lender

By:	/s/ Frances Logan

By:	Name: Frances Logan Title: Managing Director /s/ Christopher Lo

Name: Christopher Lo Title: Associate

SUNTRUST BANK, as a Lender

By:	/s/ Gregory M. Ratliff

Name: Gregory M. Ratliff Title: Vice President

COMERICA BANK, as a Lender

By:	/s/ Stacey V. Judd

Name: Stacey V. Judd Title: Vice President

COMERICA BANK, CANADA BRANCH,

as a Canadian Lender

By:	/s/ Alicia Mair

Name: Alicia Mair Title: Credit Underwriter

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ Raymond Ventura

Name: Raymond Ventura Title: Deputy General Manager

BROWN BROTHERS HARRIMAN & CO..,

as a Lender

By:	/s/ Robert Hazard

Name: Robert Hazard Title: Vice President